UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material Pursuant to §240.14a-12

ALLETE, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLETE, Inc. 30 West Superior Street Duluth, Minnesota 55802
Notice of 2014 Annual Meeting of Shareholders

When:	Tuesday, May 13, 2014, at 10:30 a.m. CDT. (Doors will open at 9:30 a.m.)
Where:	Lake Superior Ballroom Duluth Entertainment Convention Center 350 Harbor Drive Duluth, MN 55802
Business Items:	1. To elect a Board of Directors to serve for the ensuing year;
2. To approve an advisory resolution on executive compensation;
3. To ratify the appointment of PricewaterhouseCoopers LLP as ALLETE's independent registered public accounting firm for 2014; and
4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Who Can Vote:	Shareholders of record on the books of ALLETE at the close of business on March 14, 2014.
Attending the Meeting:	All shareholders are invited and encouraged to attend the Annual Meeting of Shareholders in person. If you wish to do so, please review the information on page 2.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 13, 2014: The Proxy Statement and 2013 Annual Report on Form 10-K are available at
http://materials.proxyvote.com/018522.

At the direction of the Board of Directors,

/s/ Deborah A. Amberg
Deborah A. Amberg
Senior Vice President, General Counsel and Secretary

March 25, 2014
Duluth, MN

PROXY STATEMENT TABLE OF CONTENTS

DEFINITIONS	iii
PROXY STATEMENT	1
Proxy Solicitation and Costs	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
OWNERSHIP OF ALLETE COMMON STOCK	6
Securities Owned by Certain Beneficial Owners	6
Securities Owned by Directors and Management	6
Pledging, Hedging and Short Sales of Common Stock Prohibited	8
Section 16(a) Beneficial Ownership Reporting Compliance	8
ITEM NO. 1—ELECTION OF DIRECTORS	9
Nominees for Director	9
CORPORATE GOVERNANCE	13
Corporate Governance Guidelines	13
Director Independence Standards	13
Related Person Transactions and Director Independence Determinations	14
Board Leadership Structure	15
Meetings, Committee Membership and Committee Functions	16
Director Nominations	17
Communications between Shareholders and Other Interested Parties and the Board	18
Director Common Stock Ownership Guidelines	18
Code of Business Conduct and Ethics	18
Board's Oversight of Risk	18
ITEM NO. 2—APPROVAL OF ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION	19
COMPENSATION DISCUSSION AND ANALYSIS	19
Executive Summary	20
Compensation Philosophy	20
2013 Financial Performance	20
Compensation Decisions	21
Say-on-Pay Advisory Voting Results	21
Executive Compensation	22
Overview of Key Compensation Elements	22
Overview of Key Compensation Practices	23
How Executive Pay is Linked to Performance	23
Process for Determining Executive Compensation	30
Shareholder Advisory Voting on Executive Compensation	33
COMPENSATION COMMITTEE REPORT	33
COMPENSATION OF EXECUTIVE OFFICERS	33
Summary Compensation Table–2013	34
Grants of Plan-Based Awards–2013	36
Grants of Plan-Based Awards Discussion	37
Outstanding Equity Awards at Fiscal Year-End–2013	41
Option Exercises and Stock Vested–2013	42
Pension Benefits–2013	42
Pension Benefits Discussion	43

i

Non-qualified Deferred Compensation–2013	45
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	47
Estimated Potential Payments Upon Termination Associated with a Change in Control	48
Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death	48
Estimated Additional Payments Due to Long-Term Disability	49
DIRECTOR COMPENSATION	50
EQUITY COMPENSATION PLAN INFORMATION	52
AUDIT COMMITTEE REPORT	53
Audit Committee Pre-Approval Policies and Procedures	53
Audit and Non-Audit Fees	54
ITEM NO. 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	54
OTHER BUSINESS	55
Shareholder Proposals for the 2015 Annual Meeting	55

ii

DEFINITIONS

The following table contains a glossary of abbreviations or acronyms that are frequently used in this Proxy Statement along with the full name or meaning of each term:

Abbreviation or Acronym	Term
AIP	ALLETE Executive Annual Incentive Plan
ALLETE, or Company	ALLETE, Inc.
Annual Meeting	Annual Meeting of Shareholders
Annual Report	2013 Annual Report on Form 10-K
ASC	Financial Accounting Standards Board Accounting Standards Codification
Audit Committee	Audit Committee of the Board
Board, or Directors	ALLETE's Board of Directors
CEO	Chief Executive Officer of ALLETE
CIC Severance Plan	ALLETE and Affiliated Companies Change in Control Severance Plan
Common Stock	ALLETE Common Stock
Compensation Committee	Executive Compensation Committee of the Board
Compensation Recovery Policy	ALLETE and Affiliated Companies Compensation Recovery Policy
Corporate Governance Committee	Corporate Governance and Nominating Committee of the Board
Deferral Plan I	ALLETE Non-Employee Director Compensation Deferral Plan I
Deferral Plan II	ALLETE Non-Employee Director Compensation Deferral Plan II
Deferral Plans	Deferral Plan I and Deferral Plan II, collectively
EEI	Edison Electric Institute
EIP II	Minnesota Power and Affiliated Companies Executive Investment Plan II
EnergyForward
A strategic plan that provides for significant emission reductions and diversifying our electricity generation mix to include more renewable and natural gas energy, as disclosed in the Annual Report (See Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations – Outlook – EnergyForward.)

Exchange Act	The Securities Exchange Act of 1934, as amended.
LTIP	ALLETE Executive Long-Term Incentive Compensation Plan
Mercer	Mercer Consulting
NYSE	New York Stock Exchange
Pearl Meyer	Pearl Meyer & Partners, LLC
PricewaterhouseCoopers	PricewaterhouseCoopers LLP
PSA	Performance Share Award
Retirement Plan A	ALLETE and Affiliated Companies Retirement Plan A
Retirement Plan B	ALLETE and Affiliated Companies Retirement Plan B
RSOP	ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan
RSU	Restricted Stock Unit
SEC	Securities and Exchange Commission
SERP	SERP I and SERP II, collectively
SERP I	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan I
SERP II	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II
Tax Code	Internal Revenue Code of 1986, as amended
TSR	Total Shareholder Return

iii

ALLETE, Inc.
30 West Superior Street
Duluth, MN 55802

PROXY STATEMENT

Proxy Solicitation and Costs

ALLETE is delivering these proxy materials to our shareholders as part of soliciting proxies to be voted at the Company's 2014 Annual Meeting, which will be held in the Lake Superior Ballroom at the Duluth Entertainment Convention Center in Duluth, Minnesota, on Tuesday, May 13, 2014, at 10:30 a.m. CDT.

We expect to solicit proxies primarily by mail. We will also solicit proxies by e-mail from shareholders who previously requested to receive proxy materials electronically and from the majority of our employee shareholders.

We have retained Eagle Rock Proxy Advisors, LLC to assist in the solicitation of proxies. Directors, officers, other employees, or retirees also may solicit proxies in person or by telephone at a nominal cost. Brokers and other custodians, nominees, and fiduciaries will be asked to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. We expect to pay approximately $10,000 plus expenses in connection with soliciting proxies. Proxy solicitation costs will be paid by the Company.

The Notice of Annual Meeting, Proxy Statement and form of proxy were first sent to shareholders on or about March 27, 2014.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:    Why did I receive these proxy materials?
You received these materials because you were an ALLETE shareholder at the close of business on March 14, 2014 (the Record Date) and are entitled to vote at the Annual Meeting.

Q:    Who is entitled to vote at the Annual Meeting?
Investors who held the Company's Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 42,347,344 outstanding shares of Common Stock, each entitled to one vote.

Q:    What is the purpose of the Annual Meeting?
At the meeting, shareholders will be asked to do the following:

1.
Elect a Board of ten Directors to serve for the ensuing year. The nominees are: Kathryn W. Dindo, Sidney W. Emery, Jr., George G. Goldfarb, James S. Haines, Jr., Alan R. Hodnik, James J. Hoolihan, Heidi E. Jimmerson, Madeleine W. Ludlow, Douglas C. Neve and Leonard C. Rodman;

2.	Approve an advisory resolution on executive compensation;

3.	Ratify the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2014; and

4.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The Board is not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.

Q:    What else do I need to know if I plan to attend the Annual Meeting?
To enter the Annual Meeting you will need an admission ticket. An admission ticket is included with your proxy materials or with the Notice of Internet Availability of Proxy Materials. Even if you plan to attend the Annual Meeting, please vote your proxy, then keep the admission ticket and bring it with you to the meeting.

If you do not bring your admission ticket to the Annual Meeting, you will be asked to present proof of your Common Stock ownership and a government-issued photo identification in order to receive an admission ticket on the day of the Annual Meeting.

Each shareholder may bring a guest to the Annual Meeting. A guest will need an admission ticket and must be accompanied by the shareholder. You may request an additional ticket for your guest on the day of the Annual Meeting.

Q:    How many votes must be present to hold the Annual Meeting?
The holders of a majority of the shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum, which is required to transact business at the Annual Meeting.

Q:    How does the Board recommend that I vote?
The Board recommends that you vote "FOR" each Director nominee, "FOR" approval of the advisory resolution on compensation of the Company's Named Executive Officers, "FOR" ratification of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2014, and in accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Unless contrary instructions are provided, all shares of Common Stock represented by valid proxies will be voted in accordance with the Board's recommendations.

Q:    How do I vote my shares?
You may vote your shares by proxy using any of the following methods:

•
Internet: Vote online at www.proxypush.com/ale. Follow the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message notifying you of the availability of these materials. Do not return your proxy card if you vote online. Internet voting will be available until 12:00 p.m. CDT on May 13, 2014.

•
Telephone: Vote using a touch-tone telephone by calling (866) 883-3382 and following the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message notifying you of the availability of these materials. Do not return your proxy card if you vote by telephone. Telephone voting will be available until 12:00 p.m. CDT on May 13, 2014.

•
Mail: Complete, sign, and date the proxy card that you received and return it, using the prepaid postage envelope provided, to ALLETE, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If your shares are held in the name of a broker, bank, or other shareholder of record, you must vote your shares in the manner prescribed by your brokerage firm, bank, or other nominee. Your brokerage firm, bank or other nominee should give you a voting instruction form to direct your broker or other nominee about how to vote your shares.

Q:    What is the difference between a shareholder of record and a “street name” holder?
These terms describe the manner in which your shares are held. If your Common Stock is registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are a "shareholder of record". As the shareholder of record, you have the right to vote your shares by proxy directly with the Company (online, by telephone, or by mail) or to vote in person at the Annual Meeting.

If your shares are in an account or trust held in the name of a broker, bank or other nominee as custodian on your behalf, you are a "street name" holder. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote the shares. You are also invited to attend the Annual Meeting. If you wish to vote your shares in person at the meeting, however, you must bring a legal proxy from your broker, bank, or other nominee.

Q:    Can my broker vote my shares for me without instruction from me?
Your broker may vote your shares without instruction from you only as to the ratification of our independent registered public accounting firm for 2014 (Item 3). As to all other voting items in this Proxy Statement, your broker cannot vote your shares without instructions from you. If you do not instruct your broker to vote your shares as to Items 1 and 2, your shares will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of these proposals.

Q:    Can I change my vote or revoke my proxy?
Yes. If you are a shareholder of record, you can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting, either by signing and returning a proxy card with a later date or by attending the Annual Meeting in person and changing your vote prior to the start of the meeting. If you have voted your shares online or by telephone, you can revoke your prior online or telephone vote by recording a different vote, or by signing and returning a proxy card dated as of a date later than your last online or telephone vote. If your shares are held in street name, you must contact your broker, bank, or other nominee to change your vote or revoke your proxy.

Q:    What vote is required to approve each proposal?
Proposal 1: Each Director will be elected by the vote of a majority of the votes cast with respect to that Director nominee. A majority of the votes cast means that the number of votes cast “for” the election of a nominee must exceed the number of votes cast “against” the election of that nominee. Each nominee receiving more votes for his or her election than votes against his or her election will be elected. If you abstain from voting for one or more of the nominees for Director, this will have no effect on the election of such Director.

Proposal 2: The advisory vote on executive compensation will be decided by an affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, provided that the total number of shares that affirmatively vote for this proposal represents more than 25 percent of the shares outstanding on the Record Date. If you abstain from voting on the advisory resolution, this will have the same effect as a vote against this proposal. Although this is a non-binding, advisory vote, the Compensation Committee and Board plan to take the outcome of the vote into account when considering future executive compensation decisions.

Proposal 3: The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote will be required to ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2014, provided that the total number of shares that affirmatively vote for this proposal represents more than 25 percent of the shares outstanding on the Record Date. If you abstain from voting for the ratification of the appointment, this will have the same effect as a vote against this proposal.

A “broker non-vote” occurs when a broker submits a proxy card for shares to the Company but does not indicate a vote on a particular matter because the broker has not received timely voting instructions from the beneficial owner with respect to that particular matter. Broker non-votes are not counted for or against any proposal. They are treated as shares not present and not entitled to vote on a particular proposal.

An automated system administered by Wells Fargo Shareowner Services will tabulate the proxy votes.

Q:    Where can I find the voting results?
We will announce preliminary results at the Annual Meeting and publish the results in a Form 8-K filed with the SEC within four business days after the date of the Annual Meeting.

Q:    Why would I receive more than one proxy card?
You might receive multiple proxy cards if you hold your shares in more than one account. Please vote all the shares that you own. We encourage you to have all accounts registered in the same name and address whenever possible. You can accomplish this by contacting ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974, or by writing to ALLETE, Inc., Attention: Shareholder Services, 30 West Superior Street, Duluth, MN 55802.

Q:    I received more than one complete set of proxy materials. Is it possible to eliminate duplicates?
If you hold stock in more than one account or if you are a registered shareholder and you share the same address with another of our registered shareholders, you may request delivery of a single copy of future annual reports and proxy statements at any time by calling ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974, or by writing to ALLETE's transfer agent, Wells Fargo Bank, N.A., Shareowner Services, Attention: Householding, P.O. Box 64854, St. Paul, MN 55164-0854.

Many brokerage firms and financial institutions have procedures for delivering a single copy of Company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, please contact your broker or financial institution directly if you require additional copies of this Proxy Statement or the Annual Report, or if you have other questions or directions concerning your “street name” account.

Q:    I received these proxy materials electronically. How can I get paper copies of these materials?
If you would like to request paper copies of proxy materials, including a proxy card, call ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974.

Q:    How can I subscribe to electronic delivery of annual reports and proxy statements?
We are pleased to offer our shareholders the convenience and benefits of receiving proxy statements, annual reports, and other shareholder materials electronically. With your consent, we will no longer send you paper copies of these documents beginning next year. Instead, we will send you an e-mail notification that the shareholder materials have been filed with the SEC and are available for you to view. The notification will include a link to the website on which you can view the materials. We will also provide you with a link to allow you to vote your shares of Common Stock online.

To sign up for electronic receipt of shareholder materials, follow these easy directions:

1.	Log onto the Internet at www.allete.com.

2.	Click on “Investors”.

3.	Click on “Shareholder Services”.

4.	Click on “Proxy Electronic Delivery”.

5.	Follow the prompts to submit your electronic consent.

You will receive an e-mail confirmation of your enrollment. You will continue to receive your shareholder materials electronically for as long as you remain a shareholder and the e-mail account that you provide the Company remains active, unless you choose to cancel your enrollment, which you may do at any time.

Q:    Who can answer my additional questions?
You are welcome to contact ALLETE's Shareholder Services department with any questions you may have regarding this Proxy Statement. The telephone numbers are (800) 535-3056 or (218) 355-3974. The mailing address is: ALLETE, Inc., Attention: Shareholder Services, 30 West Superior Street, Duluth, MN 55802.

OWNERSHIP OF ALLETE COMMON STOCK

Company records and other information available from outside sources, including information filed with the SEC, indicate that, as of March 14, 2014, the following shareholders beneficially owned more than five percent of any class of the Company's voting securities:

Securities Owned by Certain Beneficial Owners
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[1]
Common Stock	BlackRock, Inc.[2] 40 East 52nd Street New York, NY 10022	3,879,676	9.2%
Common Stock	The Vanguard Group, Inc.[3] 100 Vanguard Boulevard Malvern, PA 19355	2,535,684	6.0%
Common Stock	Wells Fargo Bank, N.A. (Wells Fargo)[4] 401 South Tryon Street NC 1156 Wachovia Center Charlotte, NC 28288	3,002,786	7.1%

[1]	As of March 14, 2014.

[2]
The information shown, including the number of shares beneficially owned, comes from information filed with the SEC on January 31, 2014, on Schedule 13G/A. The information reflects number of Common Stock shares beneficially owned as of December 31, 2013, and includes BlackRock, Inc. and certain of its affiliates.

[3]
The information shown, including the number of shares beneficially owned, comes from information filed with the SEC on February 10, 2014, on Schedule 13G/A. The information reflects number of Common Stock shares beneficially owned as of December 31, 2013, and includes The Vanguard Group, Inc. and certain of its subsidiaries.

[4]	Wells Fargo is a beneficial owner in its capacity as Trustee of the RSOP. The information shown is as of March 14, 2014.

Generally, the shares owned by the RSOP will be voted in accordance with instructions received by Wells Fargo from RSOP participants, and shares for which Wells Fargo does not receive instructions from RSOP participants will be voted proportionately with the instructions it receives.

Securities Owned by Directors and Management
The Common Stock ownership guideline that applies to Directors is discussed on page 18. Directors are expected to own shares valued at least $300,000 within five years of election. As of March 14, 2014, all Directors have met the Common Stock ownership guideline, except Mr. Goldfarb, who is within the time frame to meet the guideline. Common Stock ownership guidelines applicable to the Named Executive Officers are discussed on page 29. The Board reviewed the Named Executive Officers' share ownership in July 2013. As of March 14, 2014, Mr. Hodnik was making progress and is within the time frame to meet his ownership guideline, and the other Named Executive Officers have met their ownership guidelines. For purposes of determining whether Directors and Named Executive Officers are meeting the share ownership guidelines, we include deferred shares and restricted stock units because we believe those derivative holdings accomplish similar objectives as stock ownership, namely, (1) encouraging Directors and officers to have a stake in the Company, and (2) aligning interests of Directors and officers with those of shareholders.

The following table shows the shares of Common Stock beneficially owned as of March 14, 2014, by Directors, nominees for Director, executive officers named in the Summary Compensation Table on page 34, and all Directors, nominees for Director, and executive officers of the Company as a group. Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed.

Securities Owned by Directors and Management
					Other[4]
	Name of Beneficial Owner	Company Share Ownership Guidelines[1]	Number of Shares Beneficially Owned[2]	Options Exercisable within 60 days after March 14, 2014[3]	Restricted Stock Units	Deferred Shares Under the Director Deferred Stock Plan
Directors and Nominees for Director	Kathryn W. Dindo	6,051	5,738	0	—	2,899
	Sidney W. Emery, Jr.	6,051	15,430	0	—	0
	George G. Goldfarb	6,051	2,338	0	—	1,240
	James S. Haines, Jr.	6,051	1,500	0	—	8,795
	James J. Hoolihan	6,051	11,698	0	—	3,351
	Heidi E. Jimmerson	6,051	15,794	0	—	5,742
	Madeleine W. Ludlow	6,051	13,618	0	—	3,351
	Douglas C. Neve	6,051	13,601	0	—	0
	Leonard C. Rodman	6,051	500	0	—	9,378
	Bruce W. Stender	6,051	23,245	0	—	0

Named Executive Officers	Alan R. Hodnik	44,891	33,042	0	11,812	—
	Mark A. Schober	12,323	37,248	15,911	4,132	—
	Deborah A. Amberg	11,861	22,996	24,275	3,577	—
	David J. McMillan	10,635	21,664	12,493	2,469	—
	Robert J. Adams	4,910	9,931	0	1,784	—
All Directors, nominees for Director, and executive officers as a group (18):			254,717	52,679

[1]
Each Director is expected to own shares valued at least $300,000 within five years of election to the Board. The share valuation is based on $49.58 per share, which is equal to the average price of Common Stock during the twelve-month period ending on March 14, 2014. Named Executive Officers are expected to own shares valued at an established multiple of their salary. Amounts in this column for each Named Executive Officer were determined based on his or her salary as of March 14, 2014 and $50.79, the closing price of Common Stock on March 14, 2014.

[2]
The share amounts in this column include: (i) shares as to which voting and investment power is shared with the person's spouse: Mr. Hoolihan—10,991, Mr. Neve—12,975, and Mr. Schober—5,062; (ii) shares owned by the person's spouse: Mr. Rodman—500; and (iii) shares held by the person's child: Mr. Schober—118. The amounts shown in this column exclude amounts shown in the “Options Exercisable within 60 days after March 14, 2014” column. Each Director and executive officer, individually, and all Directors and executive officers as a group, beneficially own only a fraction of one percent of the Common Stock.

[3]
For purposes of determining total beneficial ownership under SEC regulations, the option amounts in this column should be added to the share amounts shown in the “Number of Shares Beneficially Owned” column. We segregate these amounts because the Board does not consider options when determining whether an executive officer meets the Company's share ownership guidelines.

[4]
While amounts in the “Other” column do not represent a right of the holder to receive stock within 60 days, the share amounts are included here because they are included when considering whether a Director or Named Executive Officer meets the share ownership guidelines. Under the Deferral Plan II, Directors are able to defer their stock retainer. Under the terms of the Deferral Plan II, distributions of deferred shares will be made in Common Stock.

Pledging, Hedging and Short Sales of Common Stock Prohibited
The ALLETE Purchase and Sale of Company Securities Policy prohibits Directors and Named Executive Officers from holding Common Stock in a margin account or otherwise entering into any pledge arrangement that would permit a third party to sell the securities without the Director's or Named Executive Officer's consent or knowledge. In addition, no Director or Named Executive Officer may enter into any transaction that allows him or her to be insulated from the full risk or reward of Common Stock ownership (i.e., hedging); nor may a Director or Named Executive Officer enter into any transaction that allows him or her to benefit from the devaluation of the Common Stock (i.e., short sale).

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Directors, executive officers, and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities, to file reports of initial ownership of Common Stock and other equity securities and subsequent changes in that ownership with the SEC and the NYSE. Based on a review of such reports and the written representations of our Directors and executive officers, the Company believes that all such filing requirements were met during 2013, except for one Form 4 for Mr. Adams was untimely filed to report a single transaction involving a reallocation between investments in his retirement savings plan.

ITEM NO. 1—ELECTION OF DIRECTORS

Each Director is elected to serve until the next annual election of Directors and until a successor is elected and qualified, or until the Director's earlier resignation or removal. If any nominee should become unavailable, which is not anticipated, the Board may provide by resolution for a lesser number of Directors, or designate substitute nominees, who would receive the votes represented by proxies. All shares represented by proxy will be voted, unless otherwise directed, “FOR” the election of the ten nominees for Director named below and on the following pages.

Nominees for Director

Kathryn W. Dindo
Age: 64
Director Since: 2009
Committee: Audit Committee Member

From 2001 to 2008, Ms. Dindo was the vice president and chief risk officer of FirstEnergy Corporation (NYSE: FE), a diversified electric company. She is a certified public accountant who was a partner at Ernst & Young and later served as a senior financial executive at Caliber System, Inc. (formerly Roadway Services, Inc.), a transportation services company, before joining FirstEnergy in 1998.
Ms. Dindo serves as a director, chair of the audit committee, and member of the executive compensation committee of The J.M. Smucker Company (NYSE: SJM). She also serves as a director and chair of the audit committee of Bush Brothers & Company and on the Board of Trustees of the University of Akron Foundation.
Ms. Dindo is an audit committee financial expert within the meaning of the SEC rules. She has extensive experience with public company financial reporting and oversight, and a broad business perspective. She also brings experience in electric utility risk management.

Sidney W. Emery, Jr.
Age: 67
Director Since: 2007
Committee: Compensation Committee Chair

Mr. Emery is the owner and chief executive officer of Supply Chain Services, LLC, a provider of barcode scanning and printing systems, serving in those roles since 2010. Prior to that, Mr. Emery served as the chairman and chief executive officer of MTS Systems Corporation (NASDAQ: MTSC), a global supplier of mechanical testing systems and industrial position sensors, from 1998 to 2008.
He serves as a director, chair of the compensation committee, and member of the audit and governance committees of Urologix, Inc. (NASDAQ: ULGX), a Minneapolis-based manufacturer of minimally invasive medical devices.
Mr. Emery brings experience as a public company CEO, extensive knowledge about executive compensation matters, and strategic planning and diversified business experience.

Nominees for Director

George G. Goldfarb
Age: 54
Director Since: 2012
Committee: Audit Committee Member

Mr. Goldfarb is the President of Maurices Incorporated, a retailer of women's apparel and a wholly owned subsidiary of Ascena Retail Group, Inc. (NASDQ: ASNA). Before being named its President in December 2011, Mr. Goldfarb served as Chief Operating Officer of Maurices Incorporated from 2006 to 2011 and as its Chief Financial Officer from 2001 to 2006.
Mr. Goldfarb serves on the Chancellor's Advisory Board for the University of Minnesota-Duluth and on the U.S. Bank advisory board.
Mr. Goldfarb is an audit committee financial expert within the meaning of SEC rules. He brings extensive business knowledge and experience, as well as deep ties to and insights into the local and regional economy.

James S. Haines, Jr.
Age: 67
Director Since: 2009
Committee: Compensation Committee Member

From 2002 to 2007, Mr. Haines was the chief executive officer and a director of Westar Energy, Inc. (NYSE: WR), the largest electric energy provider in Kansas. He has also served as chief executive officer of El Paso Electric Company.
Mr. Haines is a member of the board of Sunflower Bank, a community bank based in Salina, Kansas, and the chair of the board of Stormont-Vail HealthCare.
Mr. Haines has had a long career of public utility experience, having served as chief executive officer at two public utilities. He brings expertise in legal and regulatory matters, strategic planning, and executive compensation.

Alan R. Hodnik
Age: 54
Director Since: 2009

Mr. Hodnik is Chairman, President and CEO of ALLETE. He was elected Chairman in May 2011, CEO in May 2010, and President of ALLETE in May 2009. Since joining the Company in 1982, Mr. Hodnik has also served as Vice President-Generation Operations, Senior Vice President of Minnesota Power Operations, and Chief Operating Officer.
Mr. Hodnik is a director for PolyMet Mining Corporation (NYSE-A: PLM; TSX: POM), serving as chair of its compensation committee. He is also on the board of directors for Essentia Health-East Region. Mr. Hodnik was the elected mayor of the City of Aurora, Minnesota from 1988 to 1997.
Mr. Hodnik has served the Company for over 30 years, working in a wide variety of positions of increasing responsibility. He brings utility operations, strategic planning, leadership, and broader organizational development experience, as well as a deep understanding of the regions in which ALLETE's energy businesses operate.

Nominees for Director

James J. Hoolihan
Age: 61
Director Since: 2006
Committee: Corporate Governance Committee Chair

Mr. Hoolihan is the chief executive officer and chair of the board of Industrial Lubricant Company, which provides industrial supplies and services to logging, railroad, taconite, and coal mining industries. He is also the owner and president of Can-Jer Industrial Lubricant, Ltd., which operates in Canada. From 2004 until September 2011, he was the president and chief executive officer of the Blandin Foundation, a private, philanthropic foundation whose mission is to strengthen communities in rural Minnesota, especially the Grand Rapids area.
From 1981 to 2004, Mr. Hoolihan was the President of Industrial Lubricant Company. Mr. Hoolihan served as the elected mayor of the City of Grand Rapids, Minnesota from 1990 to 1995.
Mr. Hoolihan is a long-time community leader in the Company's electric utility service area. He brings his knowledge of the industries and political issues of the service area, and operates a business serving these industries.

Heidi E. Jimmerson
Age: 57
Director Since: 2004
Committees: Compensation Committee Member
Corporate Governance Committee Member

Ms. Jimmerson is the former Executive Vice President, Secretary and General Counsel of Florida East Coast Railway, LLC, a railway company that is a successor to Florida East Coast Industries, Inc.'s transportation business. She joined Florida East Coast Industries, Inc. in 1999, and was responsible for all legal and governmental affairs of the corporation in addition to managing a variety of real estate transactions until her retirement in 2008. She is a member of the executive committee of the United Way of St. Johns County.
Ms. Jimmerson contributes her expertise in corporate governance matters for public companies, knowledge about Florida real estate, and strategic planning and diversified business experience. The Board has elected Ms. Jimmerson to serve as Lead Director as of May 13, 2014.

Madeleine W. Ludlow
Age: 59
Director Since: 2004
Committees: Compensation Committee Member
Corporate Governance Committee Member

Ms. Ludlow provides consulting services regarding investments in private equity transactions. From 2009 to January 2011, she was a Principal of Market Capital Partners LLC and from 2005 to 2009 was a Principal of LudlowWard Capital Advisors, LLC, both of which were Ohio-based investment banking firms serving middle market companies.
Ms. Ludlow was the chair, chief executive officer, and president of Cadence Network, Inc., a web-based provider of utility expense management services from 2000 to 2004. She was formerly the vice president and chief financial officer of Cinergy Corp. Ms. Ludlow serves on the board of the Ohio National Fund, Inc., a mutual fund management company.
Ms. Ludlow brings a sophisticated financial background, executive experience at a public utility and experience working closely with entrepreneurial and diversified businesses.

Nominees for Director

Douglas C. Neve
Age: 58
Director Since: 2007
Committees: Audit Committee Chair

Mr. Neve provides financial consulting services. Mr. Neve is the former executive vice president and chief financial officer of Minneapolis-based Ceridian Corp., a multinational human resources company, where he worked from February 2005 until March 2007. He is a certified public accountant who, prior to February 2005, was a partner with Deloitte & Touche LLP, a public accounting firm.
Mr. Neve serves as a director and chair of the audit committee of both Tyndale House Publishing, Inc. and Stanley Consulting.
Mr. Neve is an audit committee financial expert within the meaning of the SEC rules, and brings his knowledge of public accounting, corporate reporting, and risk management. His financial background includes experience as an executive of a publicly-traded company.

Leonard C. Rodman
Age: 65
Director Since: 2009
Committee: Audit Committee Member
Corporate Governance Committee Member

Mr. Rodman is the retired chairman, president and chief executive officer of Black & Veatch, a major provider of engineering and construction services to the electric utility, power generation, water, environmental, and telecommunications industries. Mr. Rodman had served as president and chief executive officer of Black & Veatch since 1998 and as its chairman since 2000, before retiring in 2013.
Mr. Rodman serves as a director and member of the audit committee of the Federal Reserve Bank of Kansas City. He is vice chair of the board and a member of the audit committee of the Iowa State University Foundation.
Mr. Rodman's career serving utilities and other regional industries has spanned over 40 years. He has led a large, internationally-diversified company and has strategic planning knowledge and experience.

CORPORATE GOVERNANCE

Corporate governance refers to the internal policies and practices by which we operate and control the Company. We consider good corporate governance to be a competitive advantage because it provides greater assurance of strategic focus, full compliance with laws and regulations, and alignment with shareholder interests.

Sound corporate governance starts with a strong, independent Board that is accountable to the Company and its shareholders. The Board's role is to effectively govern the Company's affairs for the benefit of its shareholders and, to the extent appropriate under Minnesota law, other constituencies, including the Company's employees, customers, suppliers, and the communities in which ALLETE does business. During 2013, we reviewed and enhanced our established corporate governance practices as part of our ongoing effort to ensure that the Board and its committees have the necessary authority and practices in place to review and evaluate the Company's business operations, and to make decisions that are independent of the Company's management. The independent Directors meet regularly without management present. They also have direct access to and meet individually with members of management, and retain their own advisors as they deem appropriate. The Board and its committees undertake an annual self-evaluation process.

In an effort to further develop the Board, Directors are asked to attend independent educational seminars and to share their experiences and observations with the other Directors. During 2013, our Directors attended independent educational courses on topics including: medical insurance, banking, boards and corporate governance, audit committee, risk management, compensation committee, and energy-sector issues. In addition, Directors attended educational presentations hosted by the Company during 2013 covering topics including: cyber security, energy market operations, federal energy regulation, the paper industry, and the regulatory business model disruption. In 2014, the Company hosted an educational program on trends and technology developments.

Corporate Governance Guidelines
Our Corporate Governance Guidelines address the Board's roles and responsibilities, Board selection and composition policies, Board operating policies, Board committee responsibilities, Director compensation, Director stock ownership, and other matters. These Guidelines were initially adopted in 2002, and were most recently revised in October 2013, to clarify standards for determining Director independence and conflicts of interest. Each Board committee operates under its own charter. The Audit Committee Charter was last revised in January 2014. The Compensation Committee Charter was last revised in April 2013. The Corporate Governance Committee Charter was last revised in October 2013. Our Corporate Governance Guidelines and committee charters are published on ALLETE's website at www.allete.com/governance.

Director Independence Standards
The Board has adopted independence standards into the Company's Corporate Governance Guidelines that are consistent with the Director independence standards of the NYSE. An “independent” Director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), other than as a Director. The Board has adopted certain categorical standards to assist in determining each Director's independence. A “material relationship” with the Company exists if any of the follow circumstances apply:

•	the Director is or has been employed by the Company within the last three years (other than as a former interim Chairman or former interim CEO);

•	a member of the Director's immediate family is or has been employed by the Company as an executive officer within the last three years;

•
the Director or an immediate family member has received during any twelve-month period in any of the last three years more than $120,000 in direct compensation from the Company (other than Director and committee fees, pension, and other deferred compensation);

•	the Director is a current partner or employee of a firm that is the Company’s current independent registered public accounting firm;

•	the Director has an immediate family member who is a current partner of the Company’s current independent registered public accounting firm;

•	the Director has an immediate family member who is a current employee of the Company’s current independent registered public accounting firm and who personally works on the Company’s audit;

•
the Director or an immediate family member was within the last three years a partner or employee of the Company’s current independent registered public accounting firm and personally worked on the Company’s audit within that time;

•
the Director or an immediate family member is or has been within the last three years employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

•
the Director is a current employee, or the Director's immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such other company’s consolidated gross revenues;

•
the Director has been within the last three years an employee, or the Director's immediate family member has been within the last three years an executive officer, of any business organization to which the Company was indebted at any time during the last three years in an aggregate amount in excess of five percent of the Company’s total assets;

•
the Director or an immediate family member has served within the last three years as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries that exceeds $1 million or two percent of such entity’s total invested capital, whichever is greater, in any of the last three years; or

•
the Director or an immediate family member has been an executive officer of a foundation, university, non-profit trust or other charitable organization, within the last three years, for which the Company and its respective trusts or foundations, account or accounted for more than the greater of $250,000, or two percent of such charitable organization’s consolidated gross revenues, in any of the last three years.

Related Person Transactions and Director Independence Determinations
Our Related Person Transaction Policy, which was last revised by the Board in July 2013, is published on ALLETE's website at www.allete.com/governance. Related persons include Directors, Director nominees, executive officers, and five percent shareholders, as well as their immediate family members and any entity controlled by or in which these individuals have a substantial financial interest. The Related Person Transaction Policy applies to a financial transaction, arrangement, or a series of similar transactions or arrangements of $25,000 or more. These transactions generally require advance approval by the Corporate Governance Committee. If a new situation arises where advance approval is not practical, it is discussed with the Chair of the Corporate Governance Committee, or the Lead Director if the chair is a related person with respect to the transaction at issue, and an appropriate course of action may include subsequent ratification by the Corporate Governance Committee.

The Corporate Governance Committee considers factors it deems relevant in determining whether to approve a transaction, including but not limited to: whether the terms are comparable to those that could be obtained in an arm's-length transaction with an unrelated third party; the business reasons to enter into the transaction; whether the transaction could impair the independence of a Director; and whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect relationship of the related person, and the ongoing nature of any proposed relationships. The Corporate Governance Committee also periodically reviews and assesses relationships to ensure ongoing fairness to the Company. Any member of the Corporate Governance Committee who has an interest in a transaction will abstain from voting, but may participate in the discussion if invited to do so by the Chair of the Corporate Governance Committee.

The Corporate Governance Committee examined all transactions between Directors and the Company in 2013 and determined that each such transaction was small relative to the Director's business and that, in each case, the Director had no direct involvement in the transaction. The Board reviewed the Corporate Governance Committee's determination in light of the Company's independence standards and the NYSE's corporate governance rules and concluded that each Director, except Mr. Hodnik, is “independent”.

Specifically, the Corporate Governance Committee considered that Mr. Hoolihan is the chief executive officer of, and has an ownership interest in, Industrial Lubricant Company (ILCO), which provides lubricant products to one of the Company's generating facilities and to one of the Company's wholly owned subsidiaries, BNI Coal, Ltd. During 2013, Company payments to ILCO totaled $960,041.11. These payments represent a relatively small percentage of ILCO's 2013 revenues.

Mr. Rodman has an ownership interest in Black & Veatch and was its chairman, president and chief executive officer until he retired in November 2013. The Company purchased engineering and related services from Black & Veatch totaling $1,394,706.27 in 2013, which represents less than .04 percent of Black & Veatch revenues in 2013.

The Corporate Governance Committee also considered the payments by the Company to the Holiday Inn in Duluth, Minnesota, in which Mr. Stender has an indirect ownership interest. The Company made payments to the hotel for lodging, food, and meeting expenses totaling $19,473.71 in 2013.

The Corporate Governance Committee reviewed the above-described transactions with Mr. Hoolihan, Mr. Rodman, and Mr. Stender, without their respective participation, as well as transactions which occurred in 2011 and 2012, and determined that the amounts were below the Company's and the NYSE's standards for Director independence and were also not material to the applicable Director or to any person or organization with whom the Director has an affiliation. Based on this, the Corporate Governance Committee recommended to the Board, and the Board determined, that these transactions do not impair the independence of the affected Directors.

There were no transactions in 2013 between the Company and any related persons other than Directors that would have required Board review.

Board Leadership Structure

The ALLETE Board of Directors
☑	Combined Chairman of the Board and CEO
☑	Independent Lead Director
☑	Active Engagement by All Directors
☑	Committees Chaired by Independent Directors
Since 2011, Mr. Hodnik has served as Chairman. As Chairman, he presides over meetings of the Board, presides over meetings of the shareholders, consults with and advises the Board and its committees on the Company's business and affairs, and performs other duties as may be assigned by the Board.

In accordance with the Corporate Governance Guidelines, because the Chairman is not an independent Director, the Board has selected an independent Lead Director. The Lead Director:

•	Acts as the Board's leader when it meets in executive session.

•	Presides at Board meetings when the Chairman is not present to lead the Board's deliberations.

•	Serves as an ex officio member of each Board committee.

•	Serves as a liaison between the Chairman and the independent Directors when necessary to provide a supplemental communication channel.

•	Works with the Chairman to develop Board meeting agendas, schedules and information provided to be provided to Directors.

•	Leads the CEO's performance evaluation.

•	Performs other duties as requested by the independent Directors.

The Board believes that its leadership structure—a combined Chairman of the Board and CEO, a Lead Director, committees led by independent Directors and active engagement by all Directors—is the most effective for ALLETE at this time. In reaching this determination, the Board considered factors including the Company's size, the diversity and experience of our independent Board members, Mr. Hodnik's industry and governance experience and the Board's effective use of the Lead Director who provides important coordination and leadership for the independent Directors.

Mr. Stender, who serves as the Board's independent Lead Director, has reached the mandatory retirement age provided for in our Corporate Governance Guidelines and is not standing for re-election. During 2013, the Board asked Mr. Stender to lead the process to select a Lead Director to succeed him. Mr. Stender asked each independent Board member to identify the attributes he or she desired in the Lead Director, to identify the Directors who demonstrate those qualifications, and to indicate his or her own willingness to serve as Lead Director if invited to do so. Mr. Stender facilitated the process, but neither he nor Mr. Hodnik suggested or recommend candidates. The Director's responses were open and candid. There was universal agreement about skills and attributes required in the Lead Director which include: strong communication skills; a keen ability to synthesize information; a collaborative style; the demonstrated ability to take decisive action when required; a strong business background; corporate governance experience; industry knowledge; accessibility; a passion for ALLETE, its strategy and its success; and strong personal integrity. After discussion and deliberation, the Board elected Ms. Jimmerson to serve as Lead Director as of May 13, 2014.

Meetings, Committee Membership and Committee Functions
The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance Committee. Every Director attended 80 percent or more of the aggregate number of applicable committee meetings. We anticipate that committee chairpersons will rotate among Directors in the future. The Board recognizes that the practice of chairperson rotation provides development for the Directors and allows a variety of perspectives in leadership positions. Executive sessions of independent Directors are regularly scheduled in connection with Board and committee meetings.

Audit Committee
The Audit Committee recommends the selection of an independent registered public accounting firm, reviews the independence and performance of the independent registered public accounting firm, reviews and evaluates ALLETE's accounting policies, reviews periodic financial reports to be provided to the public, and upon favorable review, recommends approval of the Company's Consolidated Financial Statements.

Compensation Committee
The Compensation Committee establishes compensation and benefits for ALLETE's executive officers and other key executives that are designed to be equitable, competitive in the marketplace, and consistent with the Company's executive compensation philosophy. All members of the Compensation Committee qualify as “independent directors” under NYSE rules, “non-employee directors” under Rule 16b-3 of the Exchange Act, and “outside directors” under Section 162(m) of the Tax Code.

Corporate Governance Committee
The Corporate Governance Committee makes recommendations to the Board with respect to Board membership, function, committee structure and membership, succession planning for executive management, and the application of corporate governance principles. It also performs the functions of a Director nominating committee, leads the Board's annual evaluation of the CEO and is authorized to exercise the authority of the Board in the intervals between meetings.

Board Committees and Current Membership
	Audit Committee	Compensation Committee	Corporate Governance Committee
Kathryn W. Dindo	M, FE
Sidney W. Emery, Jr.		C
George G. Goldfarb	M, FE
James S. Haines, Jr.		M
James J. Hoolihan			C
Heidi E. Jimmerson		M	M
Madeleine W. Ludlow		M	M
Douglas C. Neve	C, FE
Leonard C. Rodman	M		M
Bruce W. Stender (1)	M	M	M
Number of Meetings in 2013:	5	7	4
(1) As Lead Director, Mr. Stender is an ex officio member of each standing committee. For more details see page 15.
M     – Member
C    – Chairperson
FE    – "Audit committee financial expert" within the meaning of SEC rules.

All Directors standing for election are expected to attend the 2014 Annual Meeting, and all did attend in 2013. The Board held eight meetings during 2013. Every Director attended every Board Meeting, except one Director who missed one meeting.

Director Nominations
The Corporate Governance Committee recommends Director candidates to the Board and will consider for such recommendations persons proposed by other Directors, management, search firms or shareholders. All Director candidates will be evaluated, based on the criteria identified below, regardless of who proposed such person. A shareholder who wishes to propose a candidate may provide the person's name and a detailed background of his or her qualifications to the Corporate Governance and Nominating Committee, c/o the Secretary of ALLETE, 30 West Superior Street, Duluth, MN 55802-2093.

In selecting Director nominees, the Board considers the following factors: integrity, achievements, judgment, intelligence, personal character, the interplay of the candidate's relevant experience with the experience of other Board members, the candidate's willingness to devote adequate time to Board duties and the likelihood that he or she will be willing and able to serve on the Board for a sustained period. The Corporate Governance Committee will consider the candidate's independence, in accordance with the Corporate Governance Guidelines, and the NYSE and SEC rules. In connection with the selection, due consideration will be given to the Board's overall diversity and balance of perspectives, backgrounds, and experiences in areas such as: financial expertise (including “audit committee financial experts” within the meaning of the SEC's rules); electric utility knowledge and contacts; real estate knowledge and contacts; financing experience; human resource and executive compensation expertise; strategic planning and business development experience; familiarity with the Company's service area and energy-centric businesses; and community leadership. The Board may engage a search firm to assist in identifying and conducting due diligence on potential Director nominees.

The Company has sought candidates whose diverse experience, backgrounds, and perspectives contribute to robust discussion in the boardroom. Board members represent a variety of gender, age, regional, and professional backgrounds.

Before making contact with a potential candidate, the Corporate Governance Committee will notify the Board of its intent to do so, will provide the candidate's name and background information to the Board, and will allow time for Directors to comment. The Corporate Governance Committee will screen, personally interview, and recommend candidates to the Board. A majority of the Corporate Governance Committee members will interview any candidate before recommending that candidate to the Board. The recommendations of the Corporate Governance Committee will be timed so as to allow Board members an opportunity to interview the candidate prior to the nomination of the candidate.

Communications between Shareholders and Other Interested Parties and the Board
Shareholders and other interested parties who wish to communicate directly with the Board, the non-management Directors, or a particular Director, may do so by addressing the Lead Director, c/o the Secretary of ALLETE, 30 West Superior Street, Duluth, MN 55802-2093.

Director Common Stock Ownership Guidelines
The Corporate Governance Committee has determined that Directors should have an equity interest in the Company. The Corporate Governance Committee believes that such equity ownership aligns the interest of Directors with the interests of the Company's shareholders. Accordingly, the Board has adopted Common Stock ownership guidelines. Directors are expected to own at least 500 shares of Common Stock prior to their election to the Board and within five years of their election to the Board to own shares valued at least $300,000, determined based on the average price of Common Stock in the preceding 12 months. The Common Stock ownership guidelines applicable to Named Executive Officers are discussed in the Compensation Discussion and Analysis beginning on page 19.

Code of Business Conduct and Ethics
The Company has adopted a written Code of Business Conduct (which includes our code of ethics) that applies to Directors and all Company employees, including the CEO, Chief Financial Officer and Controller. A copy of the Company's Code of Business Conduct is available on ALLETE's website at www.allete.com/governance. Any amendment to, or waiver of, the Code of Business Conduct will be disclosed on ALLETE's website promptly following the date of such amendment or waiver.

Board's Oversight of Risk
The Company views risk oversight as a full Board responsibility. In 2013, the Company's enterprise risk management (ERM) process, which was first implemented in 2009, provided the Board and management with a consistent and disciplined assessment of significant risks across the organization. The Board reviewed potential events that could affect the Company and the processes identified by management to manage the risks associated with such events, and considered risk exposures in making strategic decisions. The ERM process was discussed with management at Board meetings throughout 2013. Management provides the Board with regular updates of key risk indicators. The Board's focus on effective risk oversight has supported management's establishment of a tone and culture of effective risk management. Mr. Hodnik and Mr. Stender, as CEO and Lead Director, respectively, play an important role in identifying significant risks to the Company and facilitating the Board's consideration of those risks. Among other things, they both review Board and committee agendas to assure risks are appropriately addressed. The Lead Director participates as an ex officio member on all Board committees.

ITEM NO. 2—APPROVAL OF ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking our shareholders to cast a non-binding, advisory vote approving the compensation of our Named Executive Officers. This proposal, commonly known as "say-on-pay," is required under Section 14A of the Exchange Act.

This advisory say-on-pay vote is not binding on the Company, the Compensation Committee, or the Board. However, the Compensation Committee and the Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

We have determined to hold a say-on-pay vote each year until the next non-binding, advisory shareholder vote on how frequently to hold the say-on-pay vote, commonly known as "say-on-frequency." The next say-on-frequency vote will be held no later than the 2017 Annual Meeting.

This say-on-pay proposal gives you the opportunity, on an advisory basis, to approve or not approve the compensation of the Named Executive Officers through the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's 2014 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables, and the related footnotes and narrative that follow the tables).

As discussed under the heading “Compensation Discussion and Analysis” below, ALLETE's executive compensation program is designed to enhance shareholder value while attracting and retaining experienced, qualified executive talent. The Compensation Committee believes the Company's executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with the shareholders' long-term interests.

We encourage you to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures reflect our compensation philosophy. We also encourage you to read the compensation tables and narrative disclosures that follow the Compensation Discussion and Analysis for a full description of the compensation of our Named Executive Officers in 2013.

The Board recommends that the Company's shareholders vote “FOR” the foregoing resolution, approving, on a non-binding, advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains ALLETE's executive compensation program, including 2013 compensation for our Named Executive Officers, who are listed below with their titles as of December 31, 2013:

Alan R. Hodnik	Chairman, President and CEO
Mark A. Schober	Senior Vice President and Chief Financial Officer
Deborah A. Amberg	Senior Vice President, General Counsel and Secretary
David J. McMillan	Senior Vice President–External Affairs
Robert J. Adams	Vice President–Business Development and Chief Risk Officer

Executive Summary

Compensation Philosophy

Compensation is an important tool to help attract, retain and motivate the executives on whom the Company's success depends. Our compensation program is designed to provide executives meaningful fixed compensation, while also rewarding them for strategic accomplishments that we believe will result in long-term shareholder value.
Our compensation philosophy, established by the Compensation Committee, is summarized by these fundamental principles:

•	Compensation is linked to performance.

•	Compensation elements are balanced.

•	Compensation is fair, competitive, and consistent with our core values.

•	Executive stock ownership is required.

•	Tax and accounting rules are considered.

•	The Compensation Committee and the Board exercise independent judgment.

2013 Financial Performance

Named Executive Officers' reported compensation for 2013 was affected by ALLETE's performance.

Consolidated net income for the year ended December 31, 2013 was $104.7 million compared to $97.1 million for the year ended December 31, 2012. Cash from operating activities was $239.4 million for 2013 compared to $239.6 million for 2012. The AIP rewards annual performance as measured by net income and cash from operating activities. The calculated payout multiplier for 2013 was 94.6 percent of the AIP target amount, in contrast to the payout multiplier of 112.8 percent in 2012.

The Company achieved a TSR of 52.5 percent over the three-year period ended December 31, 2013. Performance shares, awarded under the LTIP, reward TSR targets relative to a 27-company peer group over a three-year period. As shown on the following chart, our three-year relative TSR for the period ended December 31, 2013, ranked 14th among our peer group and resulted in a target payout of 100 percent.

Compensation Decisions

The Compensation Committee maintained the key components of our compensation program, the design of which has not materially changed since January 2011. During 2013, the Compensation Committee increased Mr. Hodnik's base salary by $20,000 (3.6 percent), and the other Named Executive Officers received approximately three percent salary increases. Mr. Hodnik's target LTIP opportunity was increased by $150,000 (28.6 percent). The Compensation Committee based its 2013 compensation decisions on peer-company compensation data and pay-for-performance compensation analysis obtained from its independent compensation consultant, Pearl Meyer, and other relevant considerations, including the most recent shareholder advisory vote.

Say-on-Pay Advisory Vote Results

Each year, our shareholders cast an advisory vote on executive compensation, commonly known as a "Say-on-Pay". At last year's Annual Meeting, more than 91 percent of shareholder votes were cast in favor of the Company's Say-on-Pay proposal. The Compensation Committee values shareholder feedback and, each year, takes the result of the Say-on-Pay vote into consideration as it makes its compensation decisions. We believe that the shareholder support for the 2012 Say-on-Pay proposal affirms ALLETE's current approach to executive compensation. The Say-on-Pay result was a factor the Compensation Committee considered in determining not to make any material changes to ALLETE's executive compensation program in 2013.

Executive Compensation

Overview of Key Compensation Elements

What We Pay and Why
	Compensation Element	Key Characteristics	Why We Pay this Element	How the Amount is Determined	2013 Outcomes and Decisions
Fixed	Base Salary	Payable bi-weekly in cash.	Provides a competitive level of base cash compensation, which helps to attract and retain executive talent.	We consider market data, scope of responsibilities, role within executive group, individual experience and advice from independent compensation consultants.	Mr. Hodnik's base salary was increased by $20,000 in 2013; the other Named Executive Officers received average salary increases of approximately three percent.
Variable	AIP Awards	Payable in cash based on achievement of annual goals. In addition to financial targets, strategic and operational goals are linked to ALLETE's strategy and core values.	Rewards strong annual financial performance as well as annual strategic and operating accomplishments.	Compensation Committee approves performance measures, targets and individual award opportunities and has discretion to set terms and to reduce, increase or eliminate awards.
Individual target opportunity levels (as a percentage of salary) did not change for 2013. Achieved near target Net Income, above threshold Cash Flow from Operating Activities and above target strategic and operational performance, resulting in an AIP payment at 94.6 percent of target.

	PSAs	Payout earned based on achieving multi-year performance goal. Payable in Common Stock at the end of the performance period.	Coupled with RSUs, facilitates stock ownership, aligns the interests of executive officers with long-term shareholder value and helps retain executive talent.	Target LTIP opportunity is divided between PSAs and RSUs. Amounts actually paid are determined by measuring ALLETE's TSR relative to peer companies during a three-year period.
For the performance period ending December 31, 2013, relative TSR ranked 14th among peer group, resulting in a target award payment. The Compensation Committee increased Mr. Hodnik's PSA target opportunity for the 2013-2015 performance period by $112,500.

	RSUs	Time-vested restricted stock grant. Payable in Common Stock at the time of vesting.	Coupled with PSAs, facilitates stock ownership, aligns the interests of executive officers with long-term shareholder values and helps retain executive talent.	Target LTIP opportunity is divided between PSAs and RSUs. One RSU entitles executive officer to receive one share of Common Stock when the RSU vests at the end of a three-year period.	The Compensation Committee increased Mr. Hodnik's 2013 RSU grant by $37,500.

Overview of Key Compensation Practices

ALLETE has implemented executive compensation practices to drive performance and mitigate risk. Conversely, we have chosen not to implement other executive compensation practices because we believe they would not serve our shareholders' long-term interests.

What We Do
☑	Link Pay to Performance
☑	Balance Compensation Elements
☑	Cap Incentive Compensation
☑	Provide Limited Perquisites
☑	Use Independent Compensation Advisors
☑	Require Executive Stock Ownership
☑	Prohibit Hedging, Pledging and Short Sales
☑	Have a CIC Severance Plan with Double-Trigger for Payment
☑	Have a Compensation Recovery Policy

What We Don't Do
☒	No Employment Agreements
☒	No Dividend Equivalents Paid on Unvested RSUs or Unearned Performance Shares
☒	No New Stock Option Grants Since 2008
☒	No Re-Pricing of Outstanding "Underwater" Stock Options
☒	No Cash Buyouts of Outstanding Stock Options
☒	No Tax Gross-Ups (Except on Relocation Expenses Payable Under ALLETE's Broad-Based Policy)

How Executive Pay is Linked to Performance

Named Executive Officers have a significant portion of their compensation tied to Company performance. Annual incentives focus on achieving annual financial and operating performance goals. Long-term incentives encourage long-term growth and profitability and provide an incentive to remain employed with the Company.

In addition to financial targets, AIP strategic and operational goals are linked to ALLETE's core values: integrity, safety, employee growth, community engagement, and environmental stewardship. Total compensation generally increases as position and responsibility increase; at the same time, a greater percentage of total compensation is tied to performance, and, therefore, at risk. This is reflected in the Named Executive Officers' annual and long-term incentive opportunities.

We consider market data and Pearl Meyer's advice in setting executive compensation. We use energy services industry data to establish market ranges for executive compensation. In setting individual compensation, we consider experience in the position, past performance, job responsibilities, and relative role among the executive management group. When market data is insufficient to establish a range for a specific position, we consider internal equity among the Named Executive Officers, taking into account the relative responsibilities for that position.

For a Named Executive Officer with sufficient experience, we generally set compensation so that when target performance is achieved under the Company's incentive compensation plans, total compensation is near the market median of ALLETE's compensation peer group. Consistent with our pay-for-performance philosophy, Named Executive Officers earn higher compensation when actual performance exceeds target goals. Conversely, when the Company does not meet target goals, total compensation will generally fall below that market median.

Named Executive Officers' 2013 total compensation opportunity was divided between base salary and incentive plan opportunities as shown below:

For the chart above, total target compensation was calculated using the Named Executive Officers' base salary as of December 31, 2013, and his or her 2013 target opportunities under the AIP and LTIP. For the other Named Executive Officers (excluding CEO), the chart reflects an average of the total target compensation.

Annual Incentive Awards
At the beginning of each year, the Compensation Committee, in consultation with the CEO, approves performance measures and targets for the AIP, and individual target award opportunities. The Compensation Committee has discretion not only to determine the terms and conditions of AIP awards, but also the ability to reduce, increase or eliminate awards, regardless of whether applicable performance goals have been achieved.

The Compensation Committee sets AIP opportunity levels for the Named Executive Officers so that if the Company achieves target goals, the combination of salary and annual incentives will result in total cash compensation near the market median for ALLETE's compensation peer group.

2013 AIP Target Opportunities
Name	AIP Target Opportunity as a Percentage of Base Salary
Mr. Hodnik	60%
Mr. Schober	45%
Ms. Amberg	40%
Mr. McMillan	40%
Mr. Adams	30%

The 2013 AIP financial measures were net income and cash from operating activities. The Compensation Committee selected net income because it is a widely reported financial performance measure that reflects revenue generation and expense management. Cash from operating activities was selected as the other financial measure because it indicates the Company's ability to generate funds from internal operations for capital projects, repayment of debt, and dividend payments. Net income and cash from operating activities were also selected because both measures can affect the Company's stock price.

Net income, for 2013 AIP purposes, means Net Income Attributable to ALLETE—disclosed in the Company's Consolidated Financial Statements contained in the Annual Report. Cash from operating activities, for 2013 AIP purposes, means Cash from Operating Activities—disclosed in the Company's Consolidated Financial Statements contained in the Annual Report—adjusted as follows: (1) to exclude the 2013 change in liability associated with a customer capital-improvement security deposit and (2) to exclude the net effect of lower coal inventories in 2013 primarily due to timing of coal shipments. Item (1) was reflected in the performance measure design at the beginning of the AIP plan year. The Compensation Committee exercised its negative discretion with respect to item (2), after management recommended it do so, agreeing with management that the resulting cash increase was temporary and primarily the result of circumstances outside of management's control.

AIP strategic and operational goals for 2013 were as follows:

•
Enhance growth prospects, address earnings quality, and optimize competitiveness challenges by: (i) developing or acquiring an energy-centric business or capital project, or both; and (ii) advancing the Company's long-range EnergyForward plan;

•	Ensure ALLETE has a well-qualified workforce to advance the Company's strategy; and

•	Demonstrate continuous improvement of our safety, environmental and customer service values as measured by goals relating to safety incidents, environmental stewardship, and system reliability.

The Compensation Committee, in consultation with the CEO, determines achievement of performance targets. Consolidated net income and cash from operating activities exceeded threshold goal levels. Our overall strategic and operational goal achievements were above target. As a result, the Named Executive Officers received an annual incentive payment of 94.6 percent of the 2013 target payment. 2013 AIP goals and payout are further described under “Grants of Plan-Based Awards Discussion” beginning on page 37. The Compensation Committee believes that the AIP provides appropriate incentives and does not encourage executives to take excessive business risks because it has multiple goals, provides payment opportunity levels that are market-competitive, and includes a cap on the maximum award amount.

Long-Term Incentive Awards: PSAs and RSUs
We use long-term incentive compensation to reward executives for business strategies that grow shareholder value over time. The time-vesting and forfeiture provisions associated with long-term incentive compensation also encourage executive talent to stay with the Company. Long-term compensation elements consist of PSAs and RSUs.

•	Performance Share Awards (PSAs)
PSAs reward executives for strong multi-year performance, measured by ALLETE's TSR relative to a group of peer companies. The Compensation Committee selected relative TSR because it measures the value shareholders realize from their investment in Common Stock as compared to opportunities available in similar companies. Rewarding executives for creating long-term shareholder value further links pay to performance.

Companies in our TSR peer group were selected based on comparability to the Company in terms of industry, market capitalization, and stock-trading characteristics (e.g., dividend yield, price-earnings ratio, etc.). The Compensation Committee approves the peer group companies prior to the start of each performance period. Since 2009, our TSR peer group has included 27 companies selected from the EEI Stock Index reflecting ALLETE's core electric-utility operations. We substituted SCANA Corporation for CH Energy Group, Inc., following CH Energy's acquisition by a non-peer-group company (Fortis Inc.), and substituted Ameren Corporation for NV Energy, Inc., following NV Energy's acquisition by MidAmerican Energy Holdings Company. The same TSR peer group applies to PSA grants for the 2011-2013 and 2012-2014 performance periods. For the 2013-2015 performance period, Pepco Holdings, Inc. replaced Northeast Utilities in the peer group due to the significant increase in Northeast Utilities' size after its acquisition of NSTAR.

TSR Peer Group Companies
2011–2013 & 2012–2014 Performance Periods	2013–2015 Performance Period
Alliant Energy Corporation	Alliant Energy Corporation
Ameren Corporation	Ameren Corporation
Avista Corporation	Avista Corporation
Black Hills Corporation	Black Hills Corporation
Cleco Corporation	Cleco Corporation
CMS Energy Corporation	CMS Energy Corporation
El Paso Electric Company	El Paso Electric Company
Great Plains Energy Inc.	Great Plains Energy Inc.
Hawaiian Electric Industries, Inc.	Hawaiian Electric Industries, Inc.
IDACORP, Inc.	IDACORP, Inc.
Integrys Energy Group, Inc.	Integrys Energy Group, Inc.
MDU Resources Group, Inc.	MDU Resources Group, Inc.
MGE Energy, Inc.	MGE Energy, Inc.
Northeast Utilities	NorthWestern Corporation
NorthWestern Corporation	OGE Energy Corp.
OGE Energy Corp.	Otter Tail Corporation
Otter Tail Corporation	Pepco Holdings, Inc.
Pinnacle West Capital Corporation	Pinnacle West Capital Corporation
PNM Resources, Inc.	PNM Resources, Inc.
Portland General Electric Company	Portland General Electric Company
SCANA Corporation	SCANA Corporation
TECO Energy, Inc.	TECO Energy, Inc.
The Empire District Electric Company	The Empire District Electric Company
UIL Holdings Corporation	UIL Holdings Corporation
UNS Energy Corporation	UNS Energy Corporation
Vectren Corporation	Vectren Corporation
Westar Energy, Inc.	Westar Energy, Inc.

•	Restricted Stock Units (RSUs)
RSUs are used as a retention incentive and to encourage stock ownership. One RSU entitles the Named Executive Officer to receive one share of Common Stock when the RSU vests at the end of a three-year period.

The Compensation Committee grants the Named Executive Officers long-term incentive opportunities under the LTIP in January each year. While the Compensation Committee can make additional grants at other times of the year, it did not do so in 2013. The target number of performance shares is determined by dividing each Named Executive Officer's target award opportunity—shown in the table below—by the award fair value, which was calculated for 2013 by Mercer, an independent consulting firm. We do not time equity awards to the release of material non-public information. Compensation Committee meeting schedules are generally set six months prior to the start of the calendar year. The LTIP was most recently approved by shareholders in May 2005, and the material terms of the LTIP performance goals were re-approved by shareholders in May 2010.

The table below shows 2013 LTIP target opportunities for the Named Executive Officers. For each Named Executive Officer, except for Mr. Hodnik, this target opportunity opportunity was allocated 67 percent to performance shares and 33 percent to RSUs. Mr. Hodnik's target opportunity was allocated 75 percent to performance shares and 25 percent to RSUs, so as to tie a greater percentage of his compensation to Company performance as measured by TSR. The number of performance shares was calculated using an estimated fair value as of December 31, 2012, which was calculated by Mercer as $42.60, and which reflects a modeled probability of achieving the performance goals. The number of RSUs granted to the Named Executive Officers was calculated using a $40.98 fair value, the closing price for Common Stock on December 31, 2012. The end-of-year valuation allows Mercer the necessary time to calculate the performance shares' value and to facilitate Compensation Committee approval of the awards at the January Board meeting.

LTIP Target Opportunities for 2013–2015 Performance Period
	Long-Term Incentive Plan Target Opportunity	Allocation of Long-Term Incentive Plan Target Opportunity
		Performance Shares	Restricted Stock Units
Mr. Hodnik	$675,000	11,884	4,118
Mr. Schober	$175,000	2,752	1,409
Ms. Amberg	$150,000	2,359	1,208
Mr. McMillan	$100,000	1,573	805
Mr. Adams	$75,000	1,180	604

The Compensation Committee has discretion to determine the terms of awards under the LTIP. This discretion includes the ability to reduce or eliminate awards, regardless of whether applicable performance goals have been achieved. The Compensation Committee did not exercise discretion to reduce or eliminate LTIP awards during 2013.

Retirement and Other Broad-Based Benefits
We provide benefits, including retirement benefits, to attract and retain executive talent. Retirement benefits also reward long-term service with the Company. Named Executive Officers are eligible for retirement benefits under the same plans available to other eligible employees. They are also eligible for supplemental retirement benefits under our supplemental executive retirement plans. Retirement benefits are described in more detail below.

•	Tax-Qualified Retirement Benefits
We provide retirement income benefits to the Named Executive Officers, from two primary sources: (1) the RSOP, a defined-contribution retirement savings and stock ownership plan, and (2) traditional defined benefit pension plans. The RSOP has features of both an employee stock ownership plan and a 401(k) savings plan. These retirement benefits are intended to be tax-qualified. Since October 2006, we have emphasized delivering nonunion retirement benefits through the RSOP. Each Named Executive Officer's service through September 30, 2006, is counted for calculating his or her benefit under the nonunion pension plan. The present value of each Named Executive Officer's pension benefits on December 31, 2013, is shown in the Pension Benefits table on page 42. The 2013 increase in the pension benefits value for each Named Executive Officer is included in column (g) of the Summary Compensation Table on page 34.

Named Executive Officers may elect to defer salary into the RSOP up to the limits imposed by the Tax Code and the RSOP. In addition, we contribute to the Named Executive Officers' RSOP accounts a matching contribution of up to four percent of base salary and an annual Company contribution of between 8.5 percent and 11.5 percent of base salary, depending on age. Amounts contributed by the Company to the Named Executive Officers under the RSOP are included in column (h) of the Summary Compensation Table on page 34.

•	Supplemental Executive Retirement Benefits
We provide supplemental retirement benefits to the Named Executive Officers through the SERP, our non-tax-qualified retirement plans. Generally, the SERP plans are designed to provide retirement benefits to the Named Executive Officers that, in the aggregate, substantially equal the benefits they would have been entitled to receive if the Tax Code did not limit the types and amounts of compensation that can be considered under tax-qualified benefit plans. Providing SERP benefits is also a recruiting and retention strategy for executive talent because it provides Named Executive Officer additional retirement planning opportunities.

The SERP plans have three components: a supplemental pension benefit, a supplemental defined contribution benefit, and a deferral account benefit. On December 31, 2004, the Company froze SERP I with respect to all deferrals and vested accrued retirement benefits. Effective January 1, 2005, the Company established SERP II to comply with Section 409A of the Tax Code. SERP II covers compensation initially deferred and retirement benefits accrued or vested after December 31, 2004. The SERP benefits are discussed in more detail on page 45.

Named Executive Officers are also eligible to participate in a range of broad-based employee benefits, including vacation pay, sick pay, disability benefits, an employee stock purchase plan, and both active and post-retirement medical, dental, and group term life insurance.

Severance Benefits
We have no employment agreements with any of our Named Executive Officers. Under the CIC Severance Plan, Named Executive Officers could receive severance benefits in connection with a change in control of the Company. The CIC Severance Plan would provide benefits in the event of an involuntary termination of employment (or resignation following certain unfavorable changes made to the Named Executive Officers' duties, compensation, or benefits) occurring six months before, or up to two years after, a change in control. The CIC Severance Plan is designed to encourage executives to remain dedicated and objective when evaluating transactions that could result in a loss of employment in connection with a potential change in control and to minimize the risk that executives would depart prior to a change in control. The Compensation Committee believes that the most effective way to accomplish these objectives is to require both a change in control and termination of employment before severance benefits are paid. This approach ensures Named Executive Officers do not receive severance benefits unless they are adversely affected by a change in control.

The CIC Severance Plan would provide each Named Executive Officer a lump-sum severance payment ranging from 1.5 times to 2.5 times annual cash compensation based on position. The CIC Severance Plan also contains a modified payment cap whereby the payment would be reduced below the Tax Code Section 280G safe harbor amount if the Named Executive Officer would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit subject to the excise tax. We provide no tax gross-up in connection with any severance payments. As it does each year, the Compensation Committee reviewed the terms of the CIC Severance Plan in 2013, in consultation with Pearl Meyer. The Compensation Committee believes that the CIC Severance Plan is in line with typical market practice and made no changes to the CIC Severance Plan in 2013.

The SERP II includes a change in control provision that accelerates payment of the supplemental executive retirement benefits and deferral account benefits, earned after December 31, 2004, upon a termination of employment in connection with a change in control. There are also change in control features in both the AIP and the LTIP. The change in control features in the SERP II, AIP, and LTIP are designed to protect Named Executive Officers from losing previously-earned benefits.

The potential value of the change in control severance benefits is discussed more fully in “Potential Payments Upon Termination or Change in Control” section starting on page 47.

Perquisites
The Company gives executives limited fringe benefits, or perquisites. Perquisites are tailored to the individual Named Executive Officer, take into account business purpose, and may include: club memberships, reimbursement for financial and tax planning services, office parking spaces, approved expenses for spouses, and executive physicals. As required by the Tax Code, we impute income to the Named Executive Officers for reimbursement of personal expenses and we provide no tax gross-ups for this imputed income.

The Compensation Committee has reviewed all perquisites and determined that they are a minimal component of total compensation and continue to facilitate the Named Executive Officers' performance of their job responsibilities. The perquisites received in 2013 totaled less than $10,000 for each Named Executive Officer, except Mr. Hodnik who received perquisites in 2013 valued at $11,565.

Executive Stock Ownership Requirements
We believe Named Executive Officers should be ALLETE shareholders to encourage them to think as owners when making business decisions. We use Common Stock to fund long-term incentive compensation awards and Company contributions to tax-qualified defined contribution retirement plans. A Named Executive Officer may not sell such Common Stock unless he or she owns Common Stock in excess of 120 percent of the guideline ownership amount and would continue to meet or exceed that guideline following any sale. We do not apply the holding policy to Common Stock acquired through stock option exercises because stock options, which were last granted in 2008, were designed to provide long-term cash compensation.

Named Executive Officers are expected to own Common Stock in accordance with the following guidelines:

Executive Stock Ownership Guidelines
Position	Stock Ownership Value as Multiple of Base Salary
Chief Executive Officer	4 X
ALLETE Senior Vice President	2 X
ALLETE Vice President	1 X

Named Executive Officers are expected to meet the stock ownership guidelines within seven years from first becoming subject to them. A Named Executive Officer who is promoted to a position with a higher stock ownership expectation will have five years from the promotion to meet the new guideline. At least annually, the Board reviews Common Stock ownership to confirm that the Named Executive Officers have met or are progressing toward the ownership guidelines. Ownership levels as of March 14, 2014, are shown in the table on page 7. All the Named Executive Officers have met the Common Stock ownership guidelines or are making appropriate progress toward meeting them.

Compensation Recovery Policy
We have adopted the Compensation Recovery Policy, which allows recovery of incentive payments and other forms of compensation from Named Executive Officers if any of the following events occur:

•
Financial restatement. In the event of an accounting restatement due to material non-compliance with financial reporting rules, we may recover any excess payments under the AIP or LTIP made in the three-year period prior to the date on which the Company is required to prepare the restatement.

•
Error. In the event of a material error in the measurement of performance criteria, we may recover any excess payments under the AIP or LTIP made during the three years prior to the discovery of the error.

•
Misconduct. In the event a Named Executive Officer were to engage in work-related dishonesty or criminal behavior, we may recover the AIP awards, LTIP awards and any bonus that were paid during and subsequent to the period of misconduct.

Prior to July 2013, LTIP payments were subject to recovery by the Company only in the event of a material error or executive misconduct. In July 2013, the Compensation Committee amended the Compensation Recovery Policy, making LTIP payments also subject to recovery in connection with a financial restatement due to material non-compliance with financial reporting rule.

Compensation Consultant Independence
The Compensation Committee's independent compensation consultant for 2013 was Pearl Meyer. Pearl Meyer is engaged by, and reports directly to, the Compensation Committee. The Compensation Committee has the sole authority to hire or terminate its compensation consultant. It is the Compensation Committee's policy that its Chair pre-approve any additional services its independent compensation consultant performs for management. The Compensation Committee reviewed and confirmed Pearl Meyer's independence in 2013.

Process for Determining Executive Compensation
Role of the Compensation Committee
The Compensation Committee establishes our executive compensation philosophy and objectives and oversees the administration of our executive compensation programs. The Compensation Committee sets the CEO's compensation, which is reviewed and ratified by the Board without participation by the CEO. In setting the CEO's compensation, the Compensation Committee considers the Board's annual evaluation of the CEO's performance, which, among other things, assesses his performance relative to annual objectives established by the Board. The Compensation Committee also compares the CEO's compensation to the compensation of CEOs at other energy services industry companies. Benchmark compensation data is adjusted for the Company's size as measured by revenue and provides a market context for the Compensation Committee's decisions. The Compensation Committee also reviews the CEO's recommendations regarding the compensation of the other Named Executive Officers and approves such compensation.

Each January, the Compensation Committee, in consultation with the CEO, sets performance goals for the AIP and the LTIP. With respect to the LTIP, the Compensation Committee also sets multi-year TSR targets relative to a peer group for performance shares, and establishes the award dates, vesting periods, and forfeiture provisions for performance shares and RSUs.

Role of Management
The CEO recommends compensation for all other Named Executive Officers to the Compensation Committee for approval. Recommendations are based, in part, on each Named Executive Officer's experience and responsibility level and on the CEO's assessment of his or her performance. The CEO works with each Named Executive Officer at the beginning of each year to identify individual goals that are aligned with corporate objectives, strategic plan objectives, and individual department objectives that are unique to each Named Executive Officer's scope of responsibility. Individual goals pertain to meeting financial targets, leading and overseeing major projects, operational efficiencies, reliability, compliance, safety, and leadership succession and effectiveness. The CEO reviews each Named Executive Officer's performance during the year regarding accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on a written self-assessment completed by each Named Executive Officer, the CEO's knowledge of his or her accomplishments, and discussions with each Named Executive Officer. The CEO's recommendation is also based on the executive compensation studies described below. The CEO also recommends to the Compensation Committee financial and non-financial performance measures under the Company's incentive compensation plans.

Executive Compensation Studies
Annually, the Compensation Committee reviews the 19-company peer group used for compensation benchmarking purposes. This group is comprised of companies from the EEI Stock Index that are close in size to ALLETE as measured by market capitalization. During 2012, DPL, Inc. was removed from the benchmarking peer group because it no longer was a member of the EEI Stock Index after being acquired in 2012. The Compensation Committee reviewed potential replacement companies and the number of companies within the compensation peer group and determined not to replace DPL in the compensation peer group, leaving the benchmarking peer group with 18 companies. For 2013, the Compensation Committee approved the following 18-company peer group:

Compensation Benchmarking Peer Group
Avista Corporation	Hawaiian Electric Industries, Inc.	Portland General Electric Company
Black Hills Corporation	IDACORP, Inc.	The Empire District Electric Company
CH Energy Group, Inc.	MGE Energy, Inc.	UIL Holdings Corporation
Cleco Corporation	NorthWestern Corporation	UNS Energy Corporation
El Paso Electric Company	Otter Tail Corporation	Vectren Corporation
Great Plains Energy Inc.	PNM Resources, Inc.	Westar Energy, Inc.

In October 2012, the Compensation Committee directed Pearl Meyer to conduct two compensation benchmarking studies for ALLETE: one for executive officers, and another for the CEO. These studies provided the basis for compensation recommendations made in January 2013. Pearl Meyer's analysis compared ALLETE's base salaries and annual and long-term target incentive opportunities for executive officers to an external market consisting of published surveys that were size-adjusted based on revenue and compensation data disclosed in the proxy statements of the 18-company peer group. The Pearl Meyer report indicated that ALLETE's base salary and target total cash compensation were near the market median, with limited variance from executive to executive, and that long-term incentive opportunities were well below the market median.

The CEO benchmarking study compared Mr. Hodnik's compensation to market data using the same survey sources and proxy data used in the executive officer analysis and analyzed CEO pay-for-performance. The Pearl Meyer report indicated that Mr. Hodnik's base salary and target total cash compensation were between the 25th and 50th percentile of the market median, and that long-term incentive opportunities were significantly below the market median. The analysis indicated that the elements of Mr. Hodnik's compensation were comparable to market and well balanced. The report also indicated that Mr. Hodnik's compensation was aligned with growth in pre-tax income and one-year TSR.

Based on the 2012 executive compensation studies, the Compensation Committee determined that: (1) Named Executive Officers' compensation included appropriate elements; (2) Mr. Hodnik's base salary and LTIP target opportunity should be increased for 2013; (3) the AIP target award opportunity for each executive officer was fair compared to market; and (4) the Committee would continue to monitor the market volatility of long-term incentives and set the LTIP target award opportunity for all Named Executive Officers, except Mr. Hodnik, at the 2012 levels.

2013 Executive Compensation Changes
After considering the studies completed in the fall of 2012, the Compensation Committee decided as follows:

•
For Named Executive Officers, except Mr. Hodnik, there were no AIP or LTIP target opportunity adjustments in 2013. Named Executive Officers, except Mr. Hodnik, received base pay increases of approximately three percent effective June 2013. These base salary increases took into consideration peer company compensation market data, experience in the position, past performance, job responsibilities, and equity within the executive management group.

•
Consistent with the Compensation Committee's prior determination to periodically increase Mr. Hodnik's compensation to bring his total compensation closer to the market median, the Compensation Committee approved, and the Board of Directors ratified, a salary increase and a LTIP target opportunity increase during the year. In January 2013, Mr. Hodnik's AIP target opportunity remained 60 percent of base salary (unchanged) and his LTIP target opportunity was increased to $675,000 (an increase of $150,000, or 28.6 percent). In June 2013, Mr. Hodnik's base salary was increased to $570,000 (an increase of $20,000, or 3.6 percent). These changes better aligned Mr. Hodnik's total cash compensation with the benchmarking peer group. Mr. Hodnik's total target compensation, however, remained below the 50th percentile of that group, primarily because his LTIP target opportunity remained below the market median.

Tax and Accounting Rule Considerations
We generally attempt to structure the Named Executive Officers' compensation so that all elements of pay are tax deductible by the Company. With respect to Mr. Hodnik and certain of the next most-highly compensated executive officers, Section 162(m) of the Tax Code limits to $1 million the amount of compensation that we may deduct in any one year. That limit does not apply to “performance-based compensation” within the meaning of Section 162 (m). If Section 162(m) would otherwise limit the Company's ability to deduct an AIP award, then the amount of the Named Executive Officer's AIP award paid currently would be capped at the maximum deductible amount, and the non-deductible portion would be deferred to the Named Executive Officer's supplemental executive retirement plan account. Supplemental executive retirement benefits are described starting on page 45. Performance shares awarded under the LTIP are designed to qualify as “performance-based compensation” and are intended to be fully tax deductible. RSUs do not qualify as “performance-based compensation" because they have time-based vesting rather than performance-based vesting. By program design, we believe that all compensation paid to Named Executive Officers in 2013 was tax deductible.

Section 280G of the Tax Code limits the amount that we may deduct for payments in connection with a change in control, commonly referred to as “parachute payments." If total payments in connection with a change in control exceed the limits of Section 280G, the Company's deduction would be limited and the recipient's parachute payments would be subject to an excise tax. The CIC Severance Plan has a modified severance payment cap that limits payments to a level below the safe harbor amount provided by Tax Code Section 280G if the Named Executive Officer would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit that was subject to the excise tax.

In addition to tax deductibility, we also consider the accounting implications of each compensation element. Because the primary objectives of our compensation programs are tied to performance, however, we may offer compensation regardless of whether it qualifies for a tax deduction or more favorable accounting treatment if the Compensation Committee deems that such compensation is in the Company's best interest.

We do not provide tax gross-ups on payments to Named Executive Officers, except for tax gross-ups in connection with relocation expenses provided under the Company's broad-based relocation policy.

Shareholder Advisory Voting on Executive Compensation

In May 2013, shareholders approved the compensation of the 2012 Named Executive Officers, on an advisory basis, by more than 91 percent of the votes cast. We believe that say-on-pay vote affirms our executive compensation philosophy and objectives.

As part of our ongoing commitment to monitor pay-for-performance alignment, in October 2013, the Compensation Committee reviewed Pearl Meyer's pay-for-performance analysis, which confirmed our view that our executive compensation programs are well aligned with the Company's financial performance. We believe our executive compensation program is linked to performance, balanced, fair, competitive, and contains mainstream provisions.

At the Company's 2011 Annual Meeting, shareholders supported our recommendation to hold the advisory say-on-pay vote on an annual basis. We believe annual say-on-pay voting promotes shareholder awareness of executive compensation and allows shareholders to provide feedback on a regular basis. Annual say-on-pay voting is also consistent with ALLETE's desire to maintain effective relationships with our shareholders. We will hold a say-on-pay vote on an annual basis until the next advisory vote on the frequency of say-on-pay proposals.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the 2013 Annual Report.

March 25, 2014

Compensation Committee
Sidney W. Emery, Jr., Chair
James S. Haines, Jr.
Heidi E. Jimmerson
Madeleine W. Ludlow
Bruce W. Stender, ex-officio

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes the compensation paid to, granted to, or earned by the Named Executive Officers for each of the last three fiscal years.

The amounts shown for Stock Awards in column (d) represent the grant date fair value, which is the same amount that the Company recognizes as an expense over the vesting period for each award. The Stock Award values shown do not represent amounts paid to the Named Executive Officers in the year reported, but instead the theoretical value of the future payout. The actual value that a Named Executive Officer earns will depend on the extent to which his or her LTIP goals are achieved and on the market price of Common Stock. The actual value each Named Executive Officer realized in 2013 from stock awards is shown in the "Option Exercises and Stock Vested" table on page 42.

The amounts shown in column (f) were not paid to the Named Executive Officers in the year reported, but instead represent the theoretical change in the value of retirement benefits earned by each Named Executive Officer under our retirement plans described beginning on page 43.

Summary Compensation Table–2013
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position*	Year	Salary	Stock Awards[1]	Non-Equity Incentive Plan Compensation[2]	Change in Pension Value and Non- qualified Deferred Compensation Earnings[3]	All Other Compensation[4]	Total
Alan R. Hodnik	2013	$560,769	$806,285	$323,532	$341,202	$99,536	$2,131,324
Chairman, President	2012	$538,557	$522,714	$372,240	$1,219,707	$91,296	$2,744,514
and Chief Executive	2011	$495,384	$447,405	$562,590	$654,953	$74,349	$2,234,681
Officer

Mark A. Schober	2013	$310,111	$206,617	$133,220	$425	$65,635	$716,008
Senior Vice President	2012	$302,387	$173,952	$155,735	$358,365	$75,849	$1,066,288
and Chief Financial	2011	$291,708	$174,290	$238,820	$345,133	$60,085	$1,110,036
Officer

Deborah A. Amberg	2013	$294,600	$177,121	$113,982	$0	$50,372	$636,075
Senior Vice President,	2012	$282,928	$149,098	$129,438	$119,948	$53,700	$735,112
General Counsel and	2011	$273,154	$149,419	$198,782	$105,436	$46,282	$773,073
Secretary

David J. McMillan	2013	$266,046	$118,084	$102,201	$0	$47,837	$534,168
Senior Vice President—	2012	$257,848	$99,383	$117,913	$99,040	$56,436	$630,620
External Affairs	2011	$250,420	$129,599	$181,258	$126,628	$43,802	$731,707

Robert J. Adams	2013	$246,002	$88,587	$70,766	$0	$42,884	$448,239
Vice President—	2012	$238,864	$74,569	$81,923	$90,904	$47,766	$534,026
Business Development	2011	$231,563	$74,691	$125,934	$115,236	$39,092	$586,516
and Chief Risk Officer

*
The Principal Positions shown in the table above are as of December 31, 2013. On August 26, 2013, Mark A. Schober announced his retirement from the Company, effective in mid-2014. On December 2, 2013, the Company announced Steven Q. DeVinck as the new Senior Vice President and Chief Financial Officer, effective March 3, 2014.

[1]
The amounts shown in column (d) relate to PSA and RSU opportunities awarded during the year to each Named Executive Officer. The amounts shown reflect the grant date fair value determined in accordance with generally accepted accounting principles under ASC 718 using the same assumptions used in the valuation of compensation expense disclosed in Note 18 to the Company's Consolidated Financial Statements contained in the Annual Report, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. The grant date fair value is the total amount that we will recognize as an expense over the awards' vesting period, except that the amounts shown do not include a reduction for forfeitures. The 2013 amounts shown in column (d) are comprised of the following:

	RSUs	PSAs*
Alan R. Hodnik	$179,998	$626,287
Mark A. Schober	$61,587	$145,030
Deborah A. Amberg	$52,802	$124,319
David J. McMillan	$35,187	$82,897
Robert J. Adams	$26,401	$62,186
* The maximum grant date fair value for 2013 for each Named Executive Officer's unearned 2013 PSAs, assuming the highest level of performance were to be achieved, are as follows: Mr. Hodnik – $1,252,574, Mr. Schober – $290,060, Ms. Amberg – $248,638, Mr. McMillan – $165,794, and Mr. Adams – $124,372.

[2]
The amounts shown in column (e) are earned 2013 AIP awards actually paid in 2014, including any amount that was deferred at the election of the Named Executive Officer. By program design, a portion of Mr. Hodnik's AIP award was contributed to his SERP II deferral account.

[3]
The amounts shown in column (f) for 2013 reflect increases (if any) in the present value of the accrued pension benefit and any above-market interest for the Named Executive Officer in 2013. All Named Executive Officers except Mr. Hodnik experienced a decrease in the present value of the accrued pension benefit during that period in the amounts shown in the table below. Mr. Schober received above-market interest in the amount shown in the table below.

	Aggregate Change in Actuarial Present Value of Accumulated Defined Benefit Pensions During Year	Above-Market Interest on Deferred Compensation*
Alan R. Hodnik	$341,202	$0
Mark A. Schober	-$88,563	$425
Deborah A. Amberg	-$51,963	$0
David J. McMillan	-$63,404	$0
Robert J. Adams	-$65,079	$0
*Above-market interest was calculated using a 4.38 percent rate of return, which exceeds 120 percent of the applicable federal long-term rate, or 3.99 percent.

[4]	The amounts shown in column (g) for 2013 are comprised of the following:

	Perquisites and Other Personal Benefits*	Company Contributions under the RSOP and the Flexible Compensation Plan	Company Contributions under SERP II
Alan R. Hodnik	$11,565	$38,200	$49,771
Mark A. Schober	$0	$48,816	$16,819
Deborah A. Amberg	$0	$37,577	$12,795
David J. McMillan	$0	$37,883	$9,954
Robert J. Adams	$0	$36,445	$6,439

*
The amount paid to Mr. Hodnik in 2013 includes: (1) club memberships having a primary business purpose (but which also allow personal use of facilities or services)—$7,465; (2) reimbursement for financial and tax planning services – $1,500; and (3) spouse's travel, meal and entertainment expenses—$1,694. The value assigned to each perquisite given to a Named Executive Officer is based on the aggregate incremental cost to the Company associated with the benefit, except for club memberships, for which the total cost is reported. The amount shown reflects the full, actual cost of the benefit in all cases, except for spouse's travel, meals and entertainment expenses, for which we include the full, actual cost of each benefit in excess of the amount the Company would have paid had the Named Executive Officer been traveling or eating without his or her spouse.

The following Grants of Plan-Based Awards table shows the range of each Named Executive Officer's annual and long-term incentive award opportunities granted for the fiscal year ended December 31, 2013. The narrative following the table describes the terms of each incentive award.

Grants of Plan-Based Awards–2013
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Award Type[1]	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards[3]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alan R. Hodnik
AIP	01/21/13	$128,250	$342,000	$684,000	—	—	—	—	—
PSAs	01/21/13	—	—	—	5,942	11,884	23,768	—	$626,287
RSUs	01/21/13	—	—	—	—	—	—	4,118	$179,998
Mark A. Schober
AIP	01/21/13	$52,809	$140,824	$281,648	—	—	—	—	—
PSAs	01/21/13	—	—	—	1,376	2,752	5,504	—	$145,030
RSUs	01/21/13	—	—	—	—	—	—	1,409	$61,587
Deborah A. Amberg
AIP	01/21/13	$45,183	$120,488	$240,976	—	—	—	—	—
PSAs	01/21/13	—	—	—	1,180	2,359	4,718	—	$124,319
RSUs	01/21/13	—	—	—	—	—	—	1,208	$52,802
David J. McMillan
AIP	01/21/13	$40,513	$108,035	$216,070	—	—	—	—	—
PSAs	01/21/13	—	—	—	787	1,573	3,146	—	$82,897
RSUs	01/21/13	—	—	—	—	—	—	805	$35,187
Robert J. Adams
AIP	01/21/13	$28,052	$74,806	$149,612	—	—	—	—	—
PSAs	01/21/13	—	—	—	590	1,180	2,360	—	$62,186
RSUs	01/21/13	—	—	—	—	—	—	604	$26,401

[1]	AIP awards are made under the AIP. PSAs and RSUs are granted under the LTIP.

[2]	Actual awards earned are shown in column (f) of the Summary Compensation Table on page 34.

[3]
The amounts shown in column (j) reflect the grant date fair value determined in accordance with generally accepted accounting principles under ASC 718 using the same assumptions used in the valuation of compensation expense disclosed in Note 18 to the Company's Consolidated Financial Statements contained in the Annual Report, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. The amounts shown for performance shares and RSUs are the values of the awards for accounting purposes; the value a Named Executive Officer realizes from performance shares will depend on actual Common Stock performance relative to the 27-company peer group, discussed on page 26, and the market price of Common Stock. The value a Named Executive Officer realizes from RSUs will depend on the market value of Common Stock at the time of vesting.

Grants of Plan-Based Awards Discussion

The Company's 2013 incentive awards for all Named Executive Officers consisted of one annual incentive opportunity–the AIP, and two long-term incentive opportunities–performance shares and RSUs. Each incentive award is discussed below.

Annual Incentive Plan. For all the Named Executive Officers, the 2013 AIP performance goals, goal weighting, and goal measures were as follows:

AIP Performance Goal	Goal Weighting	Goal Measures
		Threshold[1]	Target[1]	Superior[1]
Net Income[2]	50%	$100.4 million	$105.7 million	$116.3 million
Cash from Operating Activities[2]	25%	$232.9 million	$245.2 million	$269.7 million
Strategic and Operational[3]
Growth and Competitiveness	10%	Various
Talent Development	5%
Operational and Values	10%

[1]	Target goals are set at the Company's budgeted amount. Superior goals are set at 110 percent of budget and threshold goals are set at 95 percent of budget.

[2]	Net income and cash from operating activities, for AIP calculation purposes, are explained in the text following this table.

[3]	Strategic and Operational goals are described in detail in the text following this table.

Net income for 2013 AIP calculation purposes means Net Income Attributable to ALLETE ($104.7 million) as disclosed in the Company's Consolidated Financial Statements contained in the Annual Report.

Cash from operating activities means Cash from Operating Activities ($239.4 million) as disclosed in the Consolidated Financial Statements contained in the Annual Report, adjusted as follows: (1) to exclude the 2013 change in the liability associated with a customer capital-improvement security deposit (-$1.7 million), and (2) to exclude the net effect of lower coal inventories in 2013 primarily due to timing of coal shipments ($4.1 million).

2013 AIP strategic and operational goals included the following:

•
Growth and Competitiveness: Enhance growth prospects, address earnings quality, and optimize competitiveness challenges by: (i) developing or acquiring an energy-centric business or capital project, or both; and (ii) advancing the Company's long-range EnergyForward plan;

•	Talent Development: Ensure ALLETE has a well-qualified workforce to advance the Company's strategy; and

•
Operational and Values: Demonstrate continuous improvement of our safety, environmental, and customer service values as measured by goals relating to safety incidents, environmental stewardship, and system reliability. Safety goal measurements included tracking the number of incidents recorded with the Occupational Safety and Health Administration (OSHA), the Mine Safety and Health Administration (MSHA), or both. System reliability goals were measured by the System Average Interruption Duration Index (SAIDI) and System Average Interruption Frequency Index (SAIFI) relative to the EEI utilities' three-year average results.

Strategic and operational goals represent 25 percent of the overall opportunity and their achievement is measured independent of the financial goals. The amount of the AIP target opportunity actually earned is based on the goal weighting percentage assigned to the AIP performance goals achieved. 2013 AIP goal weightings relating to column (c), (d), and (e) of the Grants of Plan-Based Awards table on page 36 are described as follows:

•
Threshold amount shown in column (c)—the minimum AIP award that would be payable, ranging from 11.3 percent to 22.5 percent of base salary as of December 31, 2013, if both net income and cash from operating activities results were at threshold and if there were no progress on strategic and operational goals.

•
Target amount shown in column (d)—the AIP target-level award that would be payable, ranging from 30 percent to 60 percent of base salary as of December 31, 2013, if both net income and cash from operating activities results were at target and all strategic goals were achieved at the target level.

•
Maximum amount shown in column (e)—maximum AIP award that would be payable, ranging from 60 percent to 120 percent of base salary as of December 31, 2013, if both net income and cash from operating activities results were at superior and all strategic goals were achieved at the superior level.

Goal achievements that fall between threshold and maximum are interpolated on a straight line basis.

The CEO, with input from senior management, assesses the progress made on the strategic and operational goals and makes a recommendation to the Compensation Committee about the extent to which such goals have been achieved. The Compensation Committee then approves each AIP goal achievement level. Actual 2013 net income exceeded threshold by 4.3 percent, or $4.3 million; cash from operating activities exceeded threshold by 1.8 percent, or $4.1 million; and, overall, strategic goals exceeded target. The resulting total AIP payout for 2013 was calculated as follows:

AIP Performance Goal	Goal Weighting	% of Goal Achievement	Payout[1]
Net Income[2]	50%	90.6%	45.3%
Cash from Operating Activities[2]	25%	66.4%	16.6%
Strategic and Operational	25%	130.8%	32.7%
Total	100%		94.6%

[1]	Payout is expressed as a percentage of the Named Executive Officer's AIP target opportunity.

[2]	Net income and cash from operating activities, for AIP calculation purposes, are explained in this section on page 37.

As a result, the amounts shown in column (f) of the Summary Compensation Table on page 34 include AIP awards earned at 94.6 percent of target in 2013, which ranged from 28 percent to 57 percent of base salary for the Named Executive Officers.

Named Executive Officers may elect to receive their AIP award in cash, or to defer some or all of it in accordance with SERP II. Named Executive Officers who retire, die, or become disabled during the year remain eligible to receive a prorated AIP award. Named Executive Officers who terminate employment for any other reason forfeit the AIP award. In the event of a Change in Control (as defined in the AIP), awards under the AIP would be calculated as if the end of the performance year had occurred, based on the Company's performance at the time of the change in control. Any awards earned would be prorated based on the number of months in the performance year which had elapsed as of the change in control.

Performance Shares. Three PSAs, each spanning a different three-year performance period, are reflected in the Summary Compensation Table on page 34 for the year in which the performance period commenced. In 2013, the Named Executive Officers were granted PSAs for the three-year performance period beginning on January 1, 2013, and ending on December 31, 2015. The number of shares of Common Stock that each Named Executive Officer will earn pursuant to the 2013 PSAs will be based on the Company's TSR ranking relative to a 27-company peer group. Discussion of the TSR peer group is provided on page 26. The PSAs for the performance period beginning in 2013 are also reflected in the Grants of Plan-Based Awards table on page 36.

The amounts shown in column (f), (g), and (h) of the Grants of Plan-Based Awards table on page 36 reflect the following:

•
Threshold amount shown in column (f)—the minimum 2013 PSA payable, set at 50 percent of the target amount, which would be earned if ALLETE's TSR for the three-year performance period were to rank 19th among the peer group.

•	Target amount shown in column (g)—the target PSA payable, which would be earned if ALLETE's TSR for the three-year performance period were to rank 14th among the peer group.

•
Maximum amount shown in column (h)—the maximum PSA payable, set at 200 percent of the target amount, which would be earned if ALLETE's TSR for the three-year performance period were to rank fourth or higher among the peer group.

A PSA is earned at each ranking from 19th to first. PSAs earned as a result of TSR rankings that fall between 19th, 14th and fourth are interpolated on a straight-line basis.

Dividend equivalents accrue during the performance period. Dividend equivalents allow Named Executive Officers to receive an additional payment equal to the value of dividends that would have been paid on Common Stock between the grant date and the date the performance shares are paid, but only to the extent performance goals are achieved. If earned, performance shares and dividend equivalents are paid in Common Stock after the end of the performance period. A Named Executive Officer who retires, dies, or becomes disabled during the performance period remains eligible to receive a payment of performance shares. The actual number of performance shares will be prorated to reflect the period actually worked. Upon a change in control, PSAs would immediately vest and be paid out on a prorated basis, including dividend equivalents, at the greater of the target level or the level earned based on the then-current actual TSR ranking. The grant date fair value, based on a modeled probability of reaching performance goals for performance shares awarded to each Named Executive Officer, is included in the amounts shown in column (d) of the Summary Compensation Table on page 34.

Performance shares awarded for the 2012-2014 and 2013-2015 performance periods remain unearned unless and until the performance goals are achieved at the end of the respective performance periods. The performance shares awarded to each Named Executive Officer for those periods are shown in column (h) of the Outstanding Equity Awards at Fiscal Year-End table on page 41. An estimated market value of the unearned performance shares, assuming superior performance in the case of the 2012-2014 and 2013-2015 performance periods is shown in column (i) of that table. The actual value, if any, to the Named Executive Officers will be determined at the end of 2014 and 2015, respectively, based on the Company's actual TSR ranking for the three-year performance periods.

During the three-year performance period 2011-2013, the Company's shareholders realized a TSR of 52.5 percent, ranking the Company 14th among the 27-company peer group. As a result, the Named Executive Officers earned a performance share payout equal to 100 percent of target performance for the 2011-2013 performance period. The performance shares earned for the 2011-2013 performance period, and the market values thereof, are shown in columns (f) and (g), respectively, of the Outstanding Equity Awards at Fiscal Year-End table on page 41.

Restricted Stock Units. The number of RSUs awarded to the Named Executive Officers in 2013 is shown in column (i) of the Grants of Plan-Based Awards table on page 36. Each RSU entitles the Named Executive Officer to receive one share of Common Stock when the unit vests at the end of a three-year period. The RSUs granted in 2013 will vest on December 31, 2015. The Named Executive Officers must remain employed by the Company at the time RSUs vest to receive the Common Stock. Dividend equivalents accrue during the vesting period. Dividend equivalents allow the Named Executive Officers to receive an additional payment equal to the value of dividends that would have been paid on Common Stock during the vesting period, but only to the extent that the RSUs actually vest. RSUs and dividend equivalents are paid in Common Stock after the end of the vesting period. Upon the Named Executive Officer's retirement, disability, or death, a prorated number of the RSUs would immediately vest. In the event of a change in control, restrictions in RSU grants will be deemed to have expired upon the change in control and a prorated number of the RSUs would immediately vest. However, if the RSU grant is fully assumed by the successor corporation, a prorated number of RSUs would immediately vest if the Named Executive Officer's employment were terminated by the successor corporation for reasons other than cause within 18 months of the change in control.

The full grant date fair value for RSUs awarded to each Named Executive Officer is included in the amount shown in column (d) of the Summary Compensation Table on page 34. The number of unvested RSUs outstanding at the end of 2013, including dividend equivalents, is shown in column (f) of the Outstanding Equity Awards at Fiscal Year-End table on page 41, while the value of the award as of December 31, 2013, is shown in column (g).

The Compensation Committee has discretion to determine the terms of awards under the AIP and the LTIP. This discretion includes the ability to reduce or eliminate awards (and, as to the AIP, to increase awards) regardless of whether applicable performance goals have been achieved. The Compensation Committee did not exercise discretion to reduce or eliminate LTIP awards during 2013.

Outstanding Equity Awards at Fiscal Year-End–2013
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date[1]	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[4] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested[5]
	Exercisable (#)	Unexercisable (#)
Alan R. Hodnik	—	—	—	—	20,761	$1,035,559	46,954	$2,342,066
Mark A. Schober					8,090	$403,529	12,188	$607,937
	4,167	0	$41.35	2/1/2015
	5,234	0	$44.15	2/1/2016
	6,510	0	$48.65	2/1/2017
Deborah A. Amberg					6,935	$345,918	10,450	$521,246
	3,549	0	$41.35	2/1/2015
	6,004	0	$44.15	2/1/2016
	5,531	0	$48.65	2/1/2017
	9,191	0	$39.10	2/1/2018
David J. McMillan					4,623	$230,595	6,966	$347,464
	4,109	0	$41.35	2/1/2015
	4,365	0	$44.15	2/1/2016
	4,019	0	$48.65	2/1/2017
Robert J. Adams	—	—	—	—	3,467	$172,934	5,224	$260,573

[1]
Each option award had a ten-year term. Therefore, the grant date for each award is the date ten years prior to the expiration date shown in column (e). Options vested in three equal installments on each of the first, second, and third anniversaries of the grant date, and are all fully vested.

[2]
The amounts shown in column (f) are comprised of the following: (1) the performance shares earned for the 2011-2013 performance period and which all Named Executive Officers received in Common Stock on February 6, 2014; and (2) RSUs granted on January 18, 2011, January 23, 2012, and January 21, 2013 to each Named Executive Officer, plus dividend equivalents. RSUs vest over a three-year period provided the Named Executive Officer continues to be employed by the Company.

[3]	The amounts shown in column (g) were calculated by multiplying the number of shares and units in column (f) by $49.88, the closing price of Common Stock on December 31, 2013.

[4]
The amounts shown in column (h) represent the Common Stock that would be payable for outstanding PSAs if superior performance were achieved (a TSR ranking of 14th among the 27-company peer group) for the performance period 2012-2014 and for the performance period 2013-2015. If the performance period would have ended on December 31, 2013, performance shares would have been earned at 120 percent of target for the 2012-2014 performance period and 180 percent of target for the 2013-2015 performance period.

[5]	The amounts shown in column (i) were calculated by multiplying the number of shares and units in column (h) by $49.88, the closing price of Common Stock on December 31, 2013.

Option Exercises and Stock Vested–2013
(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards[1]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Alan R. Hodnik	2,053	$85,356	7,355	$342,687
Mark A. Schober	17,366	$140,314	3,279	$152,777
Deborah A. Amberg	1,070	$10,663	2,186	$101,851
David J. McMillan	10,792	$98,020	2,186	$101,851
Robert J. Adams	18,782	$146,841	1,639	$76,361

[1]
The amounts shown in column (d) are comprised of the following: (i) the performance shares earned for the 2010-2012 performance period and (ii) the RSUs vested at the end of the 2010-2012 vesting period, both of which were paid in Common Stock on February 7, 2013. The numbers shown in column (d) have been rounded to the nearest whole share, whereas actual Common Stock paid included fractional shares. The values realized on vesting shown in column (e) is calculated using the closing price of Common Stock on February 7, 2013, and the exact number of shares acquired on vesting.

Pension Benefits–2013
(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefit[2]	Payments During Last Fiscal Year
Alan R. Hodnik	ALLETE and Affiliated Companies Retirement Plan A	11.75	$266,322	$0
	ALLETE and Affiliated Companies Retirement Plan B	12.75	$644,555	$0
	SERP II	31.75	$2,310,991	$0
Mark A. Schober	ALLETE and Affiliated Companies Retirement Plan A	28.67	$1,143,146	$0
	SERP II	35.92	$982,905	$0
Deborah A. Amberg	ALLETE and Affiliated Companies Retirement Plan A	16.25	$271,585	$0
	SERP II	23.33	$221,409	$0
David J. McMillan	ALLETE and Affiliated Companies Retirement Plan A	17.42	$356,070	$0
	SERP II	24.67	$247,188	$0
Robert J. Adams	ALLETE and Affiliated Companies Retirement Plan A	19.67	$351,413	$0
	SERP II	26.92	$175,269	$0

[1]
The numbers in column (c) for SERP II reflect actual years of service with the Company. No service has been credited under Retirement Plan A since September 30, 2006. Mr. Hodnik's credited service under Retirement Plan B reflects the actual years that he was a participant in Retirement Plan B.

[2]
The amounts shown in column (d) represent the discounted net present value of the annual annuity payments to which the Named Executive Officers would be entitled at retirement assuming they retire at age 62, the earliest age at which Named Executive Officers may receive unreduced pension benefits. In addition to retirement age, the following assumptions were used to calculate the present value of accumulated benefits: discount rate of 4.93 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses. The amounts reflect the accumulated pension benefits over the years of credited service shown for each plan.

Pension Benefits Discussion

Retirement Plan A is a defined benefit pension plan that is intended to be tax-qualified and covers the majority of our nonunion employees, including the Named Executive Officers. Pension benefits are calculated based on years of service and final average earnings. As a result of a Company-wide nonunion benefit change, no employee, including Named Executive Officers, has accrued additional credited service under Retirement Plan A after September 30, 2006. The Retirement Plan A pension benefit is calculated as a life annuity using the following formula:

0.8%	×	(years of credited service from July 1, 1980 through September 30, 2006)	×	final average earnings*
plus (for Named Executive Officers hired before July 1, 1980):
10%	+	(1% × years of credited service prior to July 1, 1980)	×	final average earnings*

Mr. Hodnik is also entitled to a pension benefit under Retirement Plan B based on positions previously held with the Company. Retirement Plan B is a defined benefit pension plan that is intended to be tax-qualified and that covers the majority of our union employees, excluding Minnesota Power employees hired after February 1, 2011. Mr. Hodnik's credited service under Retirement Plan B reflects the actual years that he was a participant in Retirement Plan B. The Retirement Plan B pension benefit is calculated as a life annuity using the following formula:

10%	+	(1% × years of credited service)	×	final average earnings*

* Final average earnings includes the highest consecutive 48 months of salary and Results Sharing awards in the last 15 years of service for Plan A and 10 years of service for Plan B. Results Sharing was a broad-based profit-sharing program that was available to almost all employees prior to January 2009.

The remaining terms of Retirement Plan B are substantially the same as Retirement Plan A (Retirement Plan A and Retirement Plan B are collectively referred to as the Retirement Plans).

Normal retirement age under the Retirement Plans is age 65 with at least five years of continuous service with the Company. Named Executive Officers become eligible for an unreduced early-retirement benefit at age 62 if they have at least 10 years of continuous service, or at age 58 if they have at least 40 years of continuous service. Named Executive Officers are first eligible for a reduced early-retirement benefit at age 50 with at least 10 years of continuous service. Early-retirement benefits are calculated by reducing the retirement benefit by 4 percent for each year and partial year between age 62 and the early-retirement benefit commencement age. Mr. Hodnik, Mr. Schober, Mr. McMillan and Mr. Adams are currently eligible to receive early-retirement benefits. As of December 31, 2013, Ms. Amberg had a vested Retirement Plan A benefit, but was not eligible to receive early retirement benefits.

Each Named Executive Officer is married. The normal form of Retirement Plan A benefit payment for married participants is a life annuity with a 60 percent surviving spouse benefit. The normal form of Retirement Plan B benefit payment for married participants is a life annuity with a 50 percent surviving spouse benefit. At normal retirement age, each optional form of benefit payment is the actuarial equivalent of the normal form of benefit payment for both Retirement Plans. The Retirement Plans do not provide for lump sum distributions unless the lump sum equivalent value is $10,000 or less. Once pension benefit payments have commenced, the benefit adjusts in future years to reflect changes in cost of living, with a maximum adjustment of 3 percent per year.

The Tax Code limits both the annual earnings that may be considered in calculating benefits under the Retirement Plans and the annual benefit amount that the Retirement Plans may deliver to a Named Executive Officer. The SERP Plans are designed to provide supplemental pension benefits, paid out of general Company assets, to eligible executives including the Named Executive Officers, in amounts sufficient to maintain total pension benefits upon retirement at the level which would have been provided by our Retirement Plans if benefits were not restricted by the Tax Code.

The SERP formula is calculated as follows:

0.8%	×	(years of credited service from July 1, 1980 through retirement or termination date)	×	SERP final average earnings*
plus (for Named Executive Officers hired before July 1, 1980):
10%	+	(1% x years of credited service prior to July 1, 1980)	×	SERP final average earnings*

* SERP final average earnings includes the sum of the Named Executive Officer's (i) annual salary and Results Sharing awards in excess of the Tax Code limits imposed on Retirement Plan A and (ii) AIP awards over the highest consecutive 48-month period. The highest-consecutive 48-month period for (i) and (ii) above can be different; however, both must fall within the last 15 years of service.

The present value of each Named Executive Officer's SERP pension benefit as of December 31, 2013, is shown in the Pension Benefits table on page 42. The 2013 increase in the SERP II pension benefit value for each Named Executive Officer is included in column (g) of the Summary Compensation Table on page 34.

Each Named Executive Officer has elected a date when his or her SERP retirement benefit payments will commence and has elected the form of benefit payment. The normal form of payment for SERP II is a 15-year annuity. The optional forms of payment for SERP II benefits are a life annuity or a lump sum, each of which is actuarially equivalent to the normal form of payment.

SERP II benefits vest and become payable only if the Named Executive Officer (i) retires after reaching age 50 with 10 years of service, (ii) becomes disabled after reaching age 50 with 10 years of service, or (iii) reaches age 50 after becoming disabled with 10 years of service. Vested SERP II benefit payments commence upon the earlier of retirement or disability, or if a disability occurs prior to vesting, the earlier of attaining age 65 or the date of death. Payment of the SERP II benefits accrued after December 31, 2004, is accelerated upon a termination of employment in connection with a change in control under the CIC Severance Plan.

In all other respects, the eligibility requirements for SERP retirement benefits and the calculation of SERP early retirement benefits are the same as Retirement Plan A's eligibility requirements and early retirement benefits discussed above.

Non-Qualified Deferred Compensation–2013
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Plan Name	Executive Contributions in 2013[1]	Company Contributions in 2013[2]	Aggregate Earnings in 2013[3]	Aggregate Withdrawals or Distributions in 2013	Aggregate Balance as of December 31, 2013[4]
Alan R. Hodnik	SERP I	$0	$0	$52,102	$0	$262,417
	SERP II	$60,986	$70,000	$35,605	$0	$555,279
Mark A. Schober	SERP I	$0	$0	$165,191	$0	$1,012,232
	SERP II	$181,050	$0	$24,236	$0	$1,773,611
	EIP II	$0	$0	$4,826	$0	$115,143
Deborah A. Amberg	SERP I	$0	$0	$27,624	$0	$280,944
	SERP II	$12,795	$0	$76,780	$0	$567,988
David J. McMillan	SERP I	$0	$0	$3,416	$0	$243,628
	SERP II	$0	$9,954	$6,918	$0	$501,938
Robert J. Adams	SERP I	$0	$0	$22,200	$0	$94,955
	SERP II	$0	$0	$10,929	$0	$46,806

[1]
The amounts shown in column (c) include the following: (i) salary that was earned and deferred in 2013 (which is also reported in column (c) of the Summary Compensation Table–2013): Mr. Hodnik—$11,215, and Mr. Schober—$31,011; (ii) incentive compensation that was earned in 2013 and deferred in 2014 (which is also reported in column (f) of the Summary Compensation Table–2013 ): Mr. Schober—$133,220; and (iii) the SERP annual make-up award that was earned in 2013 and deferred in 2014 (which was also reported in column (h) of the Summary Compensation Table–2013): Mr. Hodnik—$49,771; Mr. Schober—$16,819; and Ms. Amberg—$12,795.

[2]
For Mr. McMillan the amount shown in column (d) reflects the SERP annual make-up award that was earned in 2013 and automatically deferred in 2014 (which was also reported in column (h) of the Summary Compensation Table–2013). For Mr. Hodnik, the amount shown reflects: $70,000 of the 2013 AIP award which was automatically deferred in 2014 (which is also reported in column (f) of the Summary Compensation Table–2013).

[3]
The amounts shown in column (e) represent unrealized and realized earnings based on the crediting rates associated with the investment funds selected by each Named Executive Officer and include above-market interest earned in 2013 on non-qualified deferred compensation balances (which was also reported in column (g) of the Summary Compensation Table–2013) as follows: Mr. Schober—$425. Above-market interest was calculated using a 4.38 percent rate of return, which exceeds 120 percent of the applicable federal long-term rate, or 3.99 percent.

[4]
The amounts shown in column (g) for the aggregate balance for the SERP II include compensation that was previously earned and reported in 2011 and 2012 in the Summary Compensation Table as follows: Mr. Hodnik—$295,315, Mr. Schober—$489,086, Ms. Amberg—$65,938, and Mr. McMillan—$140,273. These amounts have since been adjusted for investment performance (i.e., earnings and losses) and deferrals credited during 2013. The aggregate balances shown for the SERP I and the EIP II include compensation that was previously earned and reported in the Summary Compensation Table prior to 2009 and have since been adjusted for investment performance (i.e., earnings and losses).

ALLETE provides a supplemental defined contribution benefit and a deferral account benefit to the Named Executive Officers. The SERP II supplemental defined contribution benefit provides a benefit that is substantially equal to the benefit the Named Executive Officer would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under the ALLETE and Affiliated Companies Flexible Compensation Plan and the RSOP. Annually, each Named Executive Officer may elect to defer to a SERP II deferral account, on a before-tax basis, some or all of his or her salary and AIP award. Named Executive Officers whose base salary is below the tax-qualified benefit plan's annual compensation limits may also elect to defer some or all of the SERP II defined contribution benefit. Named Executive Officers can select among different crediting rates to apply to deferral balances under the SERP Plans, which primarily match the investment options available to all employees under the RSOP. These investment options include mutual funds and similar investments. The Named Executive Officers may change their investment elections at any time. The amount of the 2013 SERP II defined contribution benefit received by each Named Executive Officer is included in column (h) of the Summary Compensation Table on page 34. The aggregate amount each Named Executive Officer elected to defer and the amount that the Company contributed to the SERP II in 2013 is shown in the Non-Qualified Deferred Compensation table above.

Each Named Executive Officer has elected a date when benefit payments from his or her SERP I and SERP II deferral accounts will commence and has elected the form of benefit payment. Generally, SERP I and SERP II deferral account benefit payments will not begin earlier than the elected commencement date. However, for contributions made prior to January 1, 2005, the full SERP I deferral account balance will be paid prior to the scheduled commencement date to any Named Executive Officer who is not eligible to retire at the time he or she terminates employment with the Company. In addition, a Named Executive Officer may request an early distribution of some or all of his or her SERP I deferral account balance upon a demonstrated severe financial need or, at any time prior to the elected commencement date, may elect an early withdrawal of contributions made to his or her account prior to January 1, 2005, subject to a 10 percent early withdrawal penalty.

A Named Executive Officer is not allowed to elect to receive an early withdrawal of amounts contributed after January 1, 2005, to his or her SERP II deferral account, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the Compensation Committee. Contributions made to a SERP II deferral account after December 31, 2004, will be paid in full upon a termination of employment in connection with a change in control.

A Named Executive Officer may elect to receive his or her SERP deferral account balance in the form of either a lump sum payment or monthly installments over a 5-, 10-, or 15-year period, or a combination of both. A Named Executive Officer who retires will receive a fixed 7.5 percent annual interest crediting rate on his or her deferral account balance until paid in full.

Prior to 1996, the Company also provided executives an opportunity to elect to defer salary and AIP awards under the Minnesota Power and Affiliated Companies EIP II, a non-qualified deferred compensation plan. Deferrals pursuant to such opportunity ended in 2002 and EIP II has been closed to new contributions since then. The Company resets the crediting rate under the EIP II annually at 120 percent of the rolling average of the 10-year Treasury Note. The EIP II benefits become payable upon retirement in the form of monthly annuity payments over a 5-, 10-, or 15-year period as elected by the executive. Generally, EIP II benefit payments will not begin earlier than the elected commencement date. However, the Named Executive Officer may request an early distribution of some or all of his or her EIP II account balance upon a demonstrated severe financial need or, at any time prior to the elected commencement date, he or she may elect an early withdrawal of his or her account balance subject to a 10 percent early withdrawal penalty.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The CIC Severance Plan covers each Named Executive Officer. Under the CIC Severance Plan, a change in control generally means any one of the following events:

•	Acquisition by any person, entity, or group acting together of more than 50 percent of the total fair market value or total voting power of Common Stock;

•	Acquisition in any 12-month period of 40 percent or more of the Company's assets by any person, entity, or group acting together;

•	Acquisition in any 12-month period of 30 percent or more of the total voting power of Common Stock by any person, entity, or group acting together; or

•
A majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election.

Each Named Executive Officer is entitled to receive specified benefits in the event his or her employment is involuntarily terminated six months before or up to two years after a change in control. An involuntary termination is deemed to occur if (i) the Company terminates the employment of the Named Executive Officer other than for cause, or (ii) the Named Executive Officer resigns from his or her employment with good reason. Cause generally includes reasons such as failure to perform duties, willful misconduct, or felony convictions. Good reason generally means a material reduction in the Named Executive Officer's responsibilities or authority; a material reduction in his or her supervisory responsibilities or authority; a material reduction in base salary, incentive compensation, or other benefits; a material breach by the Company of an agreement under which a Named Executive Officer provides services; or reassignment to another geographic location more than 50 miles from the Named Executive Officer's current job location.

Under the CIC Severance Plan, Mr. Hodnik, Mr. Schober, Ms. Amberg, and Mr. McMillan would be entitled to receive a lump sum severance payment of 2.5 times their annual compensation as of December 31, 2013. Mr. Adams would receive a severance payment of 1.5 times his annual compensation. Annual compensation includes base salary and an amount representing a target award under the AIP in effect for the year of termination. The CIC Severance Plan has a modified severance payment cap that limits payments to a level below the safe harbor amount provided by Tax Code Section 280G if the Named Executive Officer would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit that was subject to the excise tax.

The AIP and LTIP also have change in control features. Under the AIP, in the event of a change in control (as defined by the AIP), any award earned will be prorated based on the number of months in the performance year elapsed as of the date of the change in control. Under the LTIP, in the event of a change in control (as defined by the LTIP), restrictions in RSU grants would be deemed to have expired upon the change in control and a prorated number of the RSUs would immediately vest; if the RSU grant were fully assumed by the successor corporation or its parent company, however, the RSUs would be prorated and immediately vest upon a participant's termination of employment by the successor corporation for reasons other than cause within 18 months of the change in control. If a change in control were to occur, PSAs would immediately pay out on a prorated basis at the greater of target level or the level earned based on then-current actual TSR ranking.

As a condition of receiving payments under the CIC Severance Plan, participants must sign a waiver of potential claims against the Company, and must agree not to disclose confidential information, engage in any business in competition with the Company for a period of one year, recruit any employee or Director of the Company for employment for a period of two years, or publicly criticize the Company.

Estimated Potential Payments Upon Termination Associated with a Change in Control
The following table illustrates the value that the Named Executive Officer would have received if a change in control had occurred on December 31, 2013, and if, as a result, the Named Executive Officer's employment had been terminated on the same date:

	Mr. Hodnik	Mr. Schober	Ms. Amberg	Mr. McMillan	Mr. Adams
Severance Payment[1]	$2,280,000	$716,281	$949,018	$945,305	$486,240
Annual Incentive Plan[2]	0	0	0	0	0
Unvested Stock Options[3]	0	0	0	0	0
Performance Shares[4]	1,198,554	354,794	304,141	202,774	152,071
Unvested RSUs[5]	184,402	74,180	63,589	42,359	31,771
SERP II Pension[6]	0	0	0	0	0
SERP II Defined Contribution[6]	0	0	0	0	0
Benefits[7]	52,733	53,880	51,968	52,733	17,845
Outplacement Services[8]	25,000	25,000	25,000	25,000	25,000
Total Payments[9]	$3,740,689	$1,224,135	$1,393,716	$1,268,171	$712,927

[1]
The values for severance payments were calculated based on December 31, 2013, base salary, target AIP, and the applicable severance benefit multiple of salary. Under the CIC Severance Plan, if payments constitute "excess parachute payments" within the meaning of Tax Code Section 280G, the payments would be reduced only if the executive would receive a greater net after-tax benefit than he or she otherwise would receive with no reduction in payments.

[2]	The performance period ended on December 31, 2013. Therefore, no benefit acceleration would have occurred under this scenario.

[3]	All stock options were vested and exercisable as of December 31, 2013.

[4]
Outstanding performance shares for the performance periods 2011-2013, 2012-2014, and 2013-2015 would accelerate under this scenario. The award values shown assume performance shares would be earned based on TSR performance of 100 percent of target for the 2011-2013 performance period, 120 percent of target for the 2012-2014 performance period and 180 percent of target for the 2013-2015 performance period through December 31, 2013. Award values were based on the $49.88 closing price of Common Stock on December 31, 2013.

[5]	The award values for RSUs were calculated and prorated based on the $49.88 closing price of Common Stock on December 31, 2013.

[6]	The CIC Severance Plan does not provide for any additional age and service credit for supplemental executive retirement benefits.

[7]
The values for benefit payments were based on the applicable severance multiplier times the sum of (i) medical, dental, and basic group term life insurance benefit premiums, and (ii) Company contributions under the Flexible Compensation Plan.

[8]
The Company will pay outplacement service providers directly up to the amount shown for the cost of outplacement services provided to the Named Executive Officers. No amount will be paid unless the Named Executive Officers choose to utilize outplacement services within the time frame specified in the CIC Severance Plan.

[9]
The CIC Severance Plan provides that if payments are delayed as a result of Tax Code Section 409A, interest is required to be paid at the short-term applicable federal rate. The amounts shown exclude interest.

Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death
The LTIP also provides for immediate accelerated vesting of RSUs, on a prorated basis, upon the retirement, disability, or death of a Named Executive Officer. Named Executive Officers have three years from retirement and one year from disability to exercise all outstanding stock options; their beneficiaries must exercise within one year of a Named Executive Officer's death. Named Executive Officers may be entitled to a prorated PSA upon retirement, disability, or death if TSR performance goals are achieved at the conclusion of the three-year performance period. The following table illustrates the value Named Executive Officers would have received solely in connection with accelerated vesting triggered by a retirement, disability, or death, had the event occurred on December 31, 2013, except as to Ms. Amberg for whom retirement would not have been a potential triggering event.

	Mr. Hodnik	Mr. Schober	Ms. Amberg	Mr. McMillan	Mr. Adams
Annual Incentive Plan[1]	$0	$0	$0	$0	$0
Unvested Stock Options[2]	0	0	0	0	0
Performance Shares[3]	1,198,554	354,794	304,141	202,774	152,071
Unvested RSUs[4]	184,402	74,180	63,589	42,359	31,771
Total Payments	$1,382,956	$428,974	$367,730	$245,133	$183,842

[1]	Because the performance period ended on December 31, 2013, no acceleration of benefits would have occurred under this scenario.

[2]	All stock options were vested and exercisable as of December 31, 2013.

[3]
Outstanding performance shares for the performance periods 2011-2013, 2012-2014, and 2013-2015 would be earned on a prorated basis under this scenario if TSR performance goals are achieved at the conclusion of the three-year performance period. The award values shown assume performance shares would be earned based on TSR performance of 100 percent of target for the 2011-2013 performance period, 120 percent of target for the 2012-2014 performance period and 180 percent of target for the 2013-2015 performance period through December 31, 2013. Award values were based on the $49.88 closing price of Common Stock on December 31, 2013.

[4]	The award values for RSUs were calculated and prorated based on the $49.88 closing share price on December 31, 2013.

Estimated Additional Payments Due to Long-Term Disability
Typically ALLETE employees, including the Named Executive Officers, who become disabled may, while on long-term disability, continue to be treated as employees for certain purposes, including remaining eligible to earn retirement plan contributions and credited service for purposes of calculating the SERP II benefit until the earlier of voluntary resignation or reaching normal retirement age. The table below illustrates the estimated additional SERP II benefit that would have been earned by each Named Executive Officer if he or she had gone on long-term disability on December 31, 2013.

	Mr. Hodnik	Mr. Schober	Ms. Amberg	Mr. McMillan	Mr. Adams
Additional SERP II Benefit[1]	$0	$0	$303,730	$54,089	$41,124

[1]
The amounts shown represent the difference between the discounted net present values of the annual annuity payments to which the Named Executive Officers would be entitled upon a long-term disability occurring on December 31, 2013, and a termination of employment at normal retirement age. The following assumptions were used to calculate the amounts shown above: Each Named Executive Officer became disabled on December 31, 2013, and remained on disability until reaching normal retirement age; discount rate of 4.93 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses.

Named Executive Officers do not receive any other enhancements to their retirement benefits upon termination of employment other than in connection with a change in control or becoming disabled as described above. Vested retirement benefits become payable upon termination of employment as discussed in the Pension Benefits Discussion starting on page 43. The SERP and EIP II deferral account benefits become payable upon termination of employment as described following the Non-Qualified Deferred Compensation table beginning on page 45.

DIRECTOR COMPENSATION

The following table sets forth the non-employee Director compensation earned in 2013:

Director Compensation—2013
(a)	(b)	(c)	(d)
Name	Fees Earned or Paid in Cash[1]	Stock Awards[1,2]	Total
Kathleen A. Brekken	$20,000	$0	$20,000
Kathryn W. Dindo	$54,000	$60,000	$114,000
Sidney W. Emery, Jr.	$56,183	$59,983	$116,166
George G. Goldfarb	$54,000	$60,000	$114,000
James S. Haines, Jr.	$52,500	$60,000	$112,500
James J. Hoolihan	$57,017	$59,983	$117,000
Heidi E. Jimmerson	$60,500	$60,000	$120,500
Madeleine W. Ludlow	$59,350	$59,983	$119,333
Douglas C. Neve	$62,517	$59,983	$122,500
Leonard C. Rodman	$61,500	$60,000	$121,500
Bruce W. Stender	$70,017	$59,983	$130,000

[1]
The amount shown for Ms. Brekken includes prorated retainer fees she received for her service as Director through her retirement from the Board on May 14, 2013. Ms. Dindo, Mr. Haines and Ms. Jimmerson elected to defer their 2013 stock retainer fees; and Mr. Goldfarb and Mr. Rodman elected to defer all their eligible Director retainer fees. These amounts were deferred under the Deferral Plan II. Directors who elected to receive their 2013 stock retainer in Common Stock, received a small fractional-share cash payment. Mr. Hodnik received no additional compensation in connection with his Board service, and, therefore, is not included in the table.

[2]
The amounts shown in column (c) reflect the grant date fair value of the annual stock retainer paid on June 3, 2013. On that date, each Director earned 1,204 shares of Common Stock valued at $49.82 (the five-day average closing price, including the date that is ten calendar days prior to June 3, 2013).

The Compensation Committee has primary responsibility for developing and evaluating the non-employee Director compensation programs. The Board approves the non-employee Director compensation programs. Employee Directors receive no additional compensation for their services as Directors. Accordingly, Mr. Hodnik received no additional compensation as a Director or Board Chair.

The Company pays each non-employee Director under the terms of the ALLETE Director Stock Plan an annual retainer fee, a portion of which is paid in cash and a portion of which is paid in Common Stock as set forth below:

2013 Non-Employee Director Retainer Fees
	Cash	Stock
Lead Director	$70,000	$60,000
All Other Directors	$45,000	$60,000

In addition, the Company pays each non-employee Director, other than the Lead Director, annual cash retainer fees for each committee and chair assignment as set forth below:

2013 Non-Employee Committee Retainer Fees
	Member Fee	Chair (Includes Member Fee)
Audit Committee	$9,000	$17,500
Compensation Committee	$7,500	$13,000
Corporate Governance Committee	$7,500	$12,000

Committee retainer fees are prorated based on the actual term of service per year.

The Lead Director receives his respective cash retainer and the Director stock retainer fee, but does not receive any other committee or chair retainers. Directors may elect to receive all or part of the cash portions of their retainer fees in Common Stock.

The Company provides a deferral account benefit to the Directors under the terms of the Deferral Plans. On December 31, 2004, the Company froze Deferral Plan I with respect to all deferrals. Effective January 1, 2005, the Company established Deferral Plan II to comply with Section 409A of the Tax Code. Deferral Plan II governs all cash retainers initially deferred after December 31, 2004. On May 1, 2009, the Board amended Deferral Plan II to permit Directors to elect to defer their stock retainers.

Annually, each Director may elect to defer to a Deferral Plan II cash account some or all of his or her cash retainer fees. Directors can select among different investment crediting rates to apply to deferral cash account balances under the Deferral Plans. These investment options include mutual funds and similar investments. The Directors may change their investment elections at any time. Annually, each Director may elect to defer to a Deferral Plan II stock account some or all of his or her stock retainer fees. Deferred stock retainer fees are credited to a Director's stock account which mirrors the performance of our Common Stock and is credited with dividend equivalents equal to cash dividends that are declared and paid on our Common Stock.

Each Director elects a date when benefit payments from his or her Deferral Plan I and Deferral Plan II accounts will commence and the form of benefit payment. Generally, Deferral Plan I and Deferral Plan II account benefit payments will not begin earlier than the elected commencement date. Directors may, however, request an early distribution of some or all contributions made to his or her Deferral Plan I account prior to January 1, 2005, subject to a 10 percent early withdrawal penalty.

A Director is not allowed to elect to receive an early withdrawal of amounts contributed to his or her Deferral Plan II account after January 1, 2005, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the Compensation Committee.

A Director may elect to receive his or her Deferral Plan cash and stock account balances in the form of either a lump sum payment or annual installments over a 5-, 10-, or 15-year period, or a combination of both. A Director's Deferral Plan cash account balance will be credited or debited with notional gains or losses until the balance has been paid in full. A Director will receive dividend equivalents on his or her Deferral Plan II stock account balance until paid in full.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the shares of Common Stock available for issuance under the Company's equity compensation plans as of December 31, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[1]
Equity Compensation Plans Approved by Security Holders	108,299	$44.10	1,137,021
Equity Compensation Plans Not Approved by Security Holders	0	N/A	0
Total	108,299	$44.10	1,137,021

[1]
Excludes the number of securities shown in the first column as to be issued upon exercise of outstanding options, warrants, and rights. The amount shown is comprised of: (i) 790,662 shares available for issuance under the LTIP in the form of options, rights, RSUs, performance shares, and other grants as approved by the Compensation Committee of the Board; (ii) 158,641 shares available for issuance under the Director Stock Plan as payment for a portion of the annual retainer payable to non-employee Directors; and (iii) 187,718 shares available for issuance under the ALLETE and Affiliated Companies Employee Stock Purchase Plan.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of five non-employee Directors, each of whom has been determined by the Board to be “independent” under ALLETE's Corporate Governance Guidelines, and within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each member of the Audit Committee is financially literate and that Mr. Neve, Ms. Dindo, and Mr. Goldfarb are each an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee operates pursuant to a written charter that was reviewed and reaffirmed in January 2014. The current Audit Committee charter is available on the Company's website at www.allete.com/governance. The Audit Committee assists in the Board's oversight of the integrity of the Company's financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, both the internal and external audit processes, and internal controls over financial reporting. The Audit Committee reviews and recommends to the Board that the audited financial statements be included in the 2013 Annual Report.

During 2013, the Audit Committee met and held separate discussions with members of management and the Company's independent registered public accounting firm, PricewaterhouseCoopers, regarding certain audit activities and with the Company's director of internal audit regarding the plans for and results of selected internal audits. The Audit Committee reviewed the quarterly financial statements. It reviewed with management and the independent registered public accounting firm the effectiveness of internal controls over financial reporting and the Company's compliance with laws and regulations. The Audit Committee approved the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2014, subject to shareholder ratification. The Audit Committee received and reviewed the written disclosures and letter from PricewaterhouseCoopers specified by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm the firm's independence. The Audit Committee has received written material addressing PricewaterhouseCoopers' internal quality control procedures and other matters, as required by the NYSE listing standards.

The Audit Committee has: (i) reviewed and discussed the Company's Consolidated Financial Statements for the year ended December 31, 2013, with the Company's management and with the Company's independent registered public accounting firm; (ii) met with management to discuss all financial statements prior to their issuance and to discuss significant accounting issues and management judgments; and (iii) discussed with the Company's independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB. Management represented to the Audit Committee that the Company's Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based on the above-mentioned review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services by the independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent registered public accounting firm and the estimated fees related to these services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of the independence of the independent registered public accounting firm, including compliance with the SEC's rules and regulations.

The Audit Committee will, as necessary, consider and, if appropriate, pre-approve the provision of additional audit and non-audit services by the independent registered public accounting firm that were not encompassed by the Audit Committee's annual pre-approval and that are not prohibited by law. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, on a case-by-case basis, these additional audit and non-audit services, provided that the Chair shall promptly report any decisions to pre-approve such services to the Audit Committee.

Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company's annual financial statements for the years ended December 31, 2013 and December 31, 2012, and fees billed for other services rendered by PricewaterhouseCoopers during those periods. All audit and non-audit services and fees for 2013 and 2012 were pre-approved by the Audit Committee. The Company has considered and determined that the provision of the non-audit services noted below is compatible with maintaining PricewaterhouseCoopers' independence.

	2013	2012
Audit Fees[1]	$1,335,333	$1,210,000
Audit-Related Fees[2]	21,628	—
Tax Fees[3]	153,544	64,155
All Other Fees[4]	5,000	6,798
Total	$1,515,505	$1,280,953

[1]
Audit fees were comprised of audit work performed on the integrated audit of the Consolidated Financial Statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as required regulatory audits, subsidiary audits, accounting consultations, and services in connection with securities offerings.

[2]	Audit-related fees were comprised of consultation services related to business development activity in 2013.

[3]	Tax fees were comprised of tax consultation and planning services, including assistance with tax audits and appeals.

[4]	Other fees were comprised of license and maintenance fees for accounting research software and regulatory consultation.

March 25, 2014

Audit Committee

Douglas C. Neve, Chair
Kathryn W. Dindo
George G. Goldfarb
Leonard C. Rodman
Bruce W. Stender, ex-officio

ITEM NO. 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee recommends shareholder ratification of the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2014. PricewaterhouseCoopers has acted in this capacity since October 1963.

A representative of PricewaterhouseCoopers will be present at the 2014 Annual Meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratifying the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2014.

OTHER BUSINESS

The Board knows of no other business to be presented at the 2014 Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy form to vote pursuant to the proxies in accordance with their judgment in such matters.

All shareholders are respectfully asked to vote their proxies promptly so that the necessary vote may be present at the Annual Meeting.

Shareholder Proposals for the 2015 Annual Meeting
All proposals from shareholders to be considered for inclusion in the Proxy Statement relating to the Annual Meeting scheduled for May 12, 2015, must be received by the Secretary of ALLETE at 30 West Superior Street, Duluth, MN 55802-2093 not later than November 27, 2014. The Company's Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered timely notice to the Company's Secretary. To be timely, advance notice for business to be brought before an Annual Meeting generally must be received not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding Annual Meeting. Therefore, for the Annual Meeting scheduled for May 12, 2015, ALLETE must receive a shareholder's notice between January 13, 2015, and February 12, 2015. A shareholder's notice must also comply with informational and other requirements set forth in the Company's Bylaws. The persons to be named as proxies in the proxy cards relating to the 2015 Annual Meeting may have the discretion to vote their proxies in accordance with their judgment on any matter as to which ALLETE did not have notice in accordance with the advance notice provisions in the Company's Bylaws, without discussion of such matter in the Proxy Statement relating to the 2015 Annual Meeting.

By order of the Board of Directors,

/s/ Deborah A. Amberg
Deborah A. Amberg
Senior Vice President, General Counsel, and Secretary

March 25, 2014
Duluth, Minnesota

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: □

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends a vote FOR each nominee in Item 1 and FOR Items 2 and 3.

1. Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
a.	Kathryn W. Dindo	☐	☐	☐	f.	James J. Hoolihan	☐	☐	☐
b.	Sidney W. Emery, Jr.	☐	☐	☐	g.	Heidi E. Jimmerson	☐	☐	☐
ò Please fold here - Do not separate ò
c.	George G. Goldfarb	☐	☐	☐	h.	Madeleine W. Ludlow	☐	☐	☐
d.	James S. Haines, Jr.	☐	☐	☐	i.	Douglas C. Neve	☐	☐	☐
e.	Alan R. Hodnik	☐	☐	☐	j.	Leonard C. Rodman	☐	☐	☐

2. Approval of advisory resolution on executive compensation.	☐	For	☐	Against	☐	Abstain

3. Ratification of the appointment of PricewaterhouseCoopers LLP as ALLETE's independent registered public accounting firm for 2014.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date _____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ALLETE, INC.
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 13, 2014
10:30 a.m. CDT

Duluth Entertainment Convention Center
Lake Superior Ballroom
350 Harbor Drive
Duluth, MN

ALLETE, Inc.
30 West Superior Street	proxy
Duluth, MN 55802-2093

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2014.
Alan R. Hodnik and Deborah A. Amberg, or either of them, with power of substitution, are hereby appointed proxies of the undersigned to vote all shares of ALLETE, Inc. common stock owned by the undersigned at the Annual Meeting of Shareholders to be held in the Lake Superior Ballroom of the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, at 10:30 a.m. CDT on Tuesday, May 13, 2014, or any adjournments or postponements thereof, with respect to the election of Directors, approval of an advisory resolution on executive compensation, ratification of the appointment of an independent registered public accounting firm, and any other matters as may properly come before the meeting.
This proxy confers authority to vote each proposal listed on the other side unless otherwise indicated. If no choice is specified, the proxy will be voted FOR each nominee in Item 1 and FOR Items 2 and 3. If any other business is transacted at said meeting, this proxy shall be voted in the discretion of the proxies. This proxy is solicited on behalf of ALLETE, Inc., and may be revoked prior to its exercise. Please complete, sign, date and return this Proxy Card using the enclosed envelope. Alternatively, authorize the above-named proxies to vote the shares represented on this Proxy Card online or by phone as described below. Shares cannot be voted unless these instructions are followed, or other specific arrangements are made to have the shares represented at the meeting. By responding promptly, you may help save the costs of additional proxy solicitations.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on May 13, 2014:
The Proxy Statement and 2013 Annual Report on Form 10-K are available at
www.proxypush.com/ale

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET	PHONE	MAIL
www.proxypush.com/ale	1-866-883-3382
Use the Internet to vote your proxy	Use a touch-tone telephone to	Mark, sign and date your proxy
until 12:00 p.m. (CDT) on	vote your proxy until 12:00 p.m.	card and return it in the
May 12, 2014	(CDT) on May 12, 2014.	postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.